File Pursuant to Rule 424 (b)(5)
Registration No. 333-255255

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated November 8, 2021

P R O S P E C T U S    S U P P L E M E N T

(To prospectus dated April 23, 2021)

$

Host Hotels & Resorts, L.P.

% Series J Senior Notes due 2031

We are offering $                 million aggregate principal amount of                  % Series J senior notes due 2031. The interest rate payable on the notes will be subject to adjustment based on certain rating events. See “Description of Series J Senior Notes—Interest Rate Adjustment of the Series J Senior Notes Based on Certain Rating Events.” We will pay interest on the Series J senior notes semi-annually in arrears on                  and                  of each year, commencing                 , 2022. The Series J senior notes will mature on                 , 2031. We have the option to redeem the Series J senior notes in whole or in part at the applicable redemption price described under the caption “Description of Series J Senior Notes—Optional Redemption” in this prospectus supplement.

The Series J senior notes will be our senior unsecured obligations, will rank equally in right of payment with all of our existing and future senior unsecured indebtedness. The Series J senior notes and the existing senior notes will be effectively subordinated to all of our existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and to the indebtedness of our subsidiaries. See “Description of Series J Senior Notes—Ranking” in this prospectus supplement.

As described under “Use of Proceeds,” we intend to fully allocate an amount equal to the net proceeds from the sale of the Series J senior notes on the issue date to one or more Eligible Green Projects (as defined herein).

The Series J senior notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Series J senior notes on any securities exchange or for inclusion of the Series J senior notes in any automated quotation system.

Investing in our Series J senior notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

Per Note	Total
Public offering price (1)%	$
Underwriting discount %	$
Proceeds, before expenses, to us (1)%	$

(1)	Plus accrued interest from November , 2021, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Series J senior notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about November                , 2021, which is the                 business day following the date of this prospectus supplement.

Joint Book-Running Managers

BofA Securities		Wells Fargo Securities
Deutsche Bank Securities	Goldman Sachs & Co. LLC	J.P. Morgan

The date of this prospectus supplement is                , 2021

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus. We have not, and the underwriters have not, authorized any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any applicable free writing prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain registered trademarks, service marks and brand names that are the exclusive property of their respective owners, which are companies other than us, including Alila®, Andaz®, Fairmont®, Four Seasons®, Grand Hyatt®, JW Marriott®, Ritz-Carlton®, St. Regis®, The Luxury Collection®, W®, Embassy Suites®, Hilton®, Hyatt®, Marriott®, Marriott Marquis®, Autograph Collection®, Curio – A Collection by Hilton®, Marriott Suites®, Sheraton®, Swissôtel® and Westin®. None of the owners of these trademarks, service marks or brand names, their affiliates or any of their respective officers, directors, agents or employees, is an issuer or underwriter of the debt securities being offered hereby. In addition, none of such persons has or will have any responsibility or liability for any information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus, as well as the information incorporated by reference herein and therein, carefully before you invest in our Series J senior notes. These documents contain important information you should consider before making your investment decision. This prospectus supplement describes the terms of the offer and sale of the Series J senior notes. The accompanying prospectus contains information about our debt securities generally. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.

Unless this prospectus supplement otherwise indicates or the context otherwise requires, references to “Host Inc.” mean Host Hotels & Resorts, Inc. and references to “Host L.P.” mean Host Hotels & Resorts, L.P. and its consolidated subsidiaries in cases where it is important to distinguish between Host Inc. and Host L.P. We use the terms “we,” “our” or “the company” to refer to Host Inc. and Host L.P. together, unless the context indicates otherwise. Host Inc. and Host L.P. file combined periodic reports with the Securities and Exchange Commission (the “Commission” or “SEC”), certain of which are incorporated by reference herein. When we refer to “you,” we mean the potential holders of the Series J senior notes. References to “existing senior notes” herein include our Series D, Series E, Series F, Series G, Series H and Series I senior notes currently outstanding. The Series J senior notes offered hereby will be issued pursuant to an indenture dated as of May 15, 2015 (the “Indenture”). References to “senior notes” herein include the Series D senior notes issued pursuant to the Amended and Restated Indenture dated as of August 5, 1998 (the “1998 Indenture”), the Series E, Series F, Series G, Series H and Series I senior notes issued pursuant to the Indenture and any future senior notes that we may issue under the Indenture.

S-ii

FORWARD-LOOKING STATEMENTS

Information included and incorporated by reference in this prospectus supplement and the accompanying prospectus contains forward-looking statements that relate to our future performance and plans, results of operations, capital expenditures, acquisitions, dispositions and operating costs. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “expect,” “may,” “intend,” “predict,” “project,” “plan,” “will,” “estimate” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are based on management’s current expectations and assumptions and are not guarantees of future performance. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results to differ materially from those anticipated at the time the forward-looking statements are made.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•

the duration and scope of the COVID-19 pandemic and its short and longer-term impact on the demand for travel, transient and group business, and levels of consumer confidence; actions governments, businesses and individuals take in response to the pandemic, including limiting or banning travel; the ability of our hotel managers to operate hotels in a way that facilitates social distancing, implement enhanced cleaning protocols and other COVID-19 pandemic mitigation practices; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies, travel, and economic activity, including the duration and magnitude of its impact on unemployment rates, business investment and consumer discretionary spending; the pace of recovery as the COVID-19 pandemic subsides; general economic uncertainty in U.S. markets where we own hotels and the potential for low levels of economic growth in these markets; and the effects on hotel operations of steps that our hotel managers take to reduce operating costs in response to the COVID-19 pandemic (see also “Risk Factors—The current COVID-19 pandemic has materially and adversely impacted our business, financial condition, results of operations, liquidity and cash flows” for additional information relating to this risk);

•

the effect on lodging demand of (i) changes in national and local economic and business conditions, including concerns about the pace of U.S. economic growth, global economic prospects, consumer confidence and the value of the U.S. dollar, and (ii) factors that may shape public perception of travel to a particular location such as natural disasters, weather, changes in the international political climate, and the occurrence or potential occurrence of terrorist attacks, all of which will affect occupancy rates at our hotels and the demand for hotel products and services;

•

the impact of geopolitical developments outside the United States, such as the pace of economic growth in Europe, the effects of the United Kingdom’s withdrawal from the European Union, escalating trade tensions between the United States and its trading partners such as China, or conflicts in the Middle East, all of which could affect the relative volatility of global credit markets generally, global travel and lodging demand within the United States;

•	risks that U.S. immigration policies, border closings related to the COVID-19 pandemic, and travel bans will suppress international travel to the United States;

•

volatility in global financial and credit markets, in particular because of the COVID-19 pandemic, and the impact of budget deficits and potential U.S. governmental action to address such deficits through reductions in spending and similar austerity measures, which could materially adversely affect U.S. and global economic conditions, business activity, credit availability, borrowing costs, and lodging demand;

•

operating risks associated with the hotel business, including the effect of labor stoppages or strikes, increasing operating or labor costs or changes in workplace rules that affect labor costs and risks relating to the response to the COVID-19 pandemic such as increased costs relating to severance and

S-iii

furloughed hotel employees as a result of measures taken by our hotel managers in response to the COVID-19 pandemic and risks associated with our managers’ ability to successfully increase staffing levels to meet expected increases in lodging demand due to the challenging labor environment;

•	the effect of rating agency downgrades of our debt securities on the cost and availability of new debt financings;

•

the reduction in our operating flexibility and the limitation on our ability to incur debt, pay dividends and make distributions resulting from restrictive covenants in our debt agreements, including the waivers we obtained under our Credit Facility (as defined herein) as a result of not meeting the original covenant thresholds that otherwise would have been required and other risks associated with the amount of our indebtedness or related to restrictive covenants in our debt agreements, including the risk that a default could occur as a result of the decline in operations due to the COVID-19 pandemic;

•

our ability to maintain our hotels in a first-class manner, including meeting capital expenditures requirements, and the effect of renovations, including temporary closures, on our hotel occupancy and financial results;

•

the ability of our hotels to compete effectively against other lodging businesses in the highly competitive markets in which we operate in terms of access, location, quality of accommodations and room rate structures;

•	our ability to acquire or develop additional hotels and the risk that potential acquisitions or developments may not perform in accordance with our expectations;

•

the ability to complete hotel renovations on schedule and under budget and the potential for increased costs and construction delays due to government restrictions on non-essential activities and shortages of supplies as a result of supply chain disruptions due to the COVID-19 pandemic;

•	relationships with property managers and joint venture partners and our ability to realize the expected benefits of our joint ventures and other strategic relationships;

•	risks associated with a single manager, Marriott International, managing a significant portion of our hotels;

•	changes in the desirability of the geographic regions of the hotels in our portfolio or in the travel patterns of hotel customers;

•	the ability of third-party internet and other travel intermediaries to attract and retain customers;

•

our ability to recover fully under our existing insurance policies for terrorist acts and our ability to maintain adequate or full replacement cost “all-risk” property insurance policies on our hotels on commercially reasonable terms;

•	the effect of a data breach or significant disruption of hotel operator information technology networks as a result of cyber attacks;

•	the effects of tax legislative action and other changes in laws and regulations, or the interpretation thereof, including the need for compliance with new environmental and safety requirements;

•

the ability of Host Inc. and each of the real estate investment trusts (“REITs”) acquired, established or to be established by Host Inc. to continue to satisfy complex rules in order to qualify as REITs for federal income tax purposes and Host Inc.’s and Host L.P.’s ability and the ability of our subsidiaries, and similar entities to be acquired or established by us, to operate effectively within the limitations imposed by these rules; and

•

risks associated with our ability to execute our dividend policy, including factors such as the need to preserve cash and financial flexibility in response to the COVID-19 pandemic, investment activity, operating results and the economic outlook, any or all of which may influence the decision of Host Inc.’s board of directors as to whether to pay future dividends at levels previously disclosed or to use available cash to pay special dividends.

S-iv

Our success also depends upon economic trends generally, various market conditions and fluctuations and those other risk factors discussed under the heading “Risk Factors” herein and in the accompanying prospectus and under the heading “Risk Factors” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and in our other filings with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak as of the date of this prospectus supplement or the accompanying prospectus, as applicable, or as of the dates indicated in the statements. All of our forward-looking statements, including those included and incorporated by reference in this prospectus supplement and the accompanying prospectus, such as our outlook for 2021, are qualified in their entirety by this statement. We undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

The Company

Host L.P. is a Delaware limited partnership operating through an umbrella partnership structure with Host Inc., a Maryland corporation, as its sole general partner. Host Inc. operates as a self-managed and self-administered REIT. In addition to being the sole general partner, Host Inc. holds approximately 99% of the partnership interests in Host L.P. as of November 1, 2021.

Host Inc. is the largest lodging REIT and one of the largest owners of luxury and upper upscale hotels and conducts its operations through Host L.P. Host Inc. has the exclusive and complete responsibility for Host L.P.’s day-to-day management and control. As of November 1, 2021, our consolidated lodging portfolio consists of 80 primarily luxury and upper-upscale hotels containing approximately 45,400 rooms, with the majority located in the United States, and with five of the hotels located outside of the United States in Brazil and Canada. In addition, we own non-controlling interests in five domestic and one international joint venture and a timeshare joint venture in Hawaii.

The address of our principal executive office is 4747 Bethesda Avenue, Suite 1300, Bethesda, Maryland 20814. Our phone number is (240) 744-1000. Our Internet website address is www.hosthotels.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms of the Series J senior notes. Many of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the Series J senior notes, see the section entitled “Description of Series J Senior Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus. For purposes of this section, references to “we,” “our” or “us” refer only to Host Hotels & Resorts, L.P. and its successors and not to our subsidiaries.

Issuer	Host Hotels & Resorts, L.P., a Delaware limited partnership.

Securities Offered	$ million aggregate principal amount of % Series J senior notes due 2031.

Maturity	, 2031.

Interest	Interest on the Series J senior notes will accrue at an annual rate of %, subject to adjustment as described in “Description of Series J Senior Notes—Interest Rate Adjustment of the Series J Senior Notes Based on Certain Rating Events.” We will pay interest on the Series J senior notes semi-annually in arrears on and of each year, commencing , 2022.

Ranking	The Series J senior notes will be senior unsecured obligations, will rank senior to all of our future subordinated indebtedness and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness, including our Credit Facility and our existing and future series of senior notes.

The Series J senior notes and the existing senior notes will be effectively subordinated to all of our existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and to the indebtedness of our subsidiaries. For further information on ranking, see “Risk Factors—The Series J senior notes are effectively subordinated to our secured debt and to the liabilities of our subsidiaries,” “Description of Other Indebtedness” and “Description of Series J Senior Notes—Ranking” in this prospectus supplement.

As of September 30, 2021, as adjusted to give effect to the offering of the Series J senior notes and the application of the estimated net proceeds from this offering as described under “Use of Proceeds,” we and our subsidiaries would have had approximately $ billion of total debt. See “Capitalization.” As of September 30, 2021, we had no subordinated indebtedness.

Optional Redemption	We have the option to redeem the Series J senior notes in whole or in part at the applicable redemption price specified herein. If the Series J senior notes are redeemed on or after

90 days before maturity, the redemption price will be equal to 100% of the principal amount of the Series J senior notes being redeemed, plus accrued and unpaid interest to, but excluding, the applicable redemption date.

For more details, see the section entitled “Description of Series J Senior Notes—Optional Redemption.”

Certain Covenants	The Indenture governing the Series J senior notes, among other things, restricts our ability and the ability of our subsidiaries to:

• incur additional secured and unsecured indebtedness without satisfying certain financial metrics; and

• sell all or substantially all of our assets or merge with or into other companies.

These limitations are subject to important exceptions and qualifications. See “Description of Series J Senior Notes” in this prospectus supplement.

No Limitation on Incurrence of Indebtedness	Subject to compliance with covenants relating to our aggregate debt, maintenance of total unencumbered assets, debt service and secured aggregate debt, the Indenture does not limit the amount of debt that we may issue under the Indenture or otherwise.

Guarantees	The Series J senior notes will not be guaranteed by Host Inc. or by any of our direct or indirect subsidiaries. Under certain circumstances, certain of our direct and indirect subsidiaries, in the future, may be required to guarantee the Series J senior notes, as well as certain of our other outstanding indebtedness, including the existing senior notes and the Credit Facility. Even if we are required to provide for subsidiary guarantors in the future, those subsidiaries may be released without the consent of holders under certain circumstances. See “Description of Series J Senior Notes—Certain Covenants—Future Guarantees” in this prospectus supplement.

Security	The Series J senior notes will not be secured by any of our assets or the assets of our subsidiaries. Under certain circumstances, certain of our direct and indirect subsidiaries, in the future, may be required to pledge their equity interests as security for the Series J senior notes, as well as certain of our other outstanding indebtedness, including the existing senior notes and the Credit Facility. Even if our subsidiaries are required to provide security in the future, such security may be released without the consent of holders under certain circumstances. See “Description of Series J Senior Notes—Certain Covenants—Future Pledges” in this prospectus supplement.

Use of Proceeds

We estimate the net proceeds from the sale of the Series J senior notes will be approximately $                 million, after deducting the underwriting discount, fees and expenses payable by us. We intend to fully allocate an amount equal to the net proceeds from the sale of the Series J senior notes on the issue date to one or more Eligible Green Projects.

Following the allocation referenced above, we intend to use the net proceeds from this offering, together with cash on hand, to redeem all of the outstanding $400 million aggregate principal amount of our Series D senior notes at an aggregate estimated redemption price of $422 million, not including accrued interest. See “Use of Proceeds” in this prospectus supplement. For purposes of calculating the aggregate redemption price for the Series D senior notes, we have assumed a redemption date of December 9, 2021 and have applied the applicable Treasury Yield (as defined in the 1998 Indenture) in effect as of November 3, 2021. The actual make-whole premium applicable to the Series D senior notes may differ depending on the Treasury Yield as determined the business day prior to the actual redemption date.

Absence of Public Market	The Series J senior notes are a new issue of securities with no established trading market. We cannot assure you that any active or liquid market will develop for the Series J senior notes. See “Underwriting—New Issue of Notes” in this prospectus supplement.

Other Relationships	Certain of the underwriters or their affiliates may hold our Series D senior notes and, as a result of the redemption thereof as set forth under the heading “Use of Proceeds” in this prospectus supplement, may receive a portion of the net proceeds from this offering. See “Underwriting—Other Relationships.”

Risk Factors	You should read carefully the “Risk Factors” beginning on page S-5 of this prospectus supplement and set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021, which are incorporated herein by reference, as well as the risk factors discussed in the periodic reports and other documents we file from time to time with the Commission and which we incorporate into this prospectus supplement by reference.

Trustee	The Bank of New York Mellon.

RISK FACTORS

Your investment in our Series J senior notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the factors set forth below as well as the risk factors discussed in the accompanying prospectus, our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021 and any subsequently filed periodic reports which are incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding whether an investment in our Series J senior notes is suitable for you. The COVID-19 pandemic, and the disruption in global economic conditions stemming from the pandemic, could also precipitate or aggravate the other risk factors discussed in this prospectus supplement, our Annual Report on Form 10-K for the year ended December 31, 2020, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021, each of which are incorporated by reference herein, which could materially adversely affect our business, financial condition and results of operations. Further, the COVID-19 pandemic may also affect our operating and financial results in a manner that is not presently known to us or that we currently do not consider to present significant risks.

Risks Related to Our Business

The current COVID-19 pandemic has materially and adversely impacted our business, financial condition, results of operations, liquidity and cash flows.

Since first reported in December 2019, the novel coronavirus that causes the COVID-19 disease has spread globally, including to every state in the United States. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to COVID-19. The pandemic has significantly adversely impacted U.S. and global economic activity, resulting in a global recession, and has contributed to significant volatility in financial markets. The impact of the pandemic has been rapidly evolving, and is continuing to have an outsized impact on the U.S. lodging industry. Most of our hotels are operating at occupancies below pre-pandemic levels.

For these reasons, the COVID-19 pandemic has resulted in a sharp decline in revenues at our hotels and significantly adversely affected the ability of our hotel managers to successfully operate our hotels and has had a significant adverse effect on our business, financial condition, results of operations, liquidity and cash flows due to, among other factors:

•

a sharp decline in group and business travel resulting from (i) restrictions on travel imposed by governmental entities, public institutions and employers and (ii) the postponement or cancellation of conventions and conferences, music and arts festivals, sporting events and other large public gatherings;

•	negative public perceptions of travel and public gatherings in light of the perceived risks associated with COVID-19; and

•	increased operating costs from implementing enhanced cleaning protocols and other COVID-19 mitigation practices.

The effects of the COVID-19 pandemic on the lodging industry are unprecedented and have materially adversely affected our operations. The duration of the COVID-19 pandemic and its impact on our operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope and severity of the pandemic, the appearance of more infective variants of COVID-19 such as “Delta” or other new variants, the scope of continued vaccine deployment in the U.S. and globally, governmental actions taken to contain the pandemic or to mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. The rapid development and fluidity of the COVID-19 pandemic makes it extremely difficult to assess its full adverse economic impact on our business, financial condition, results of operations, liquidity and cash flows.

Risks Related to the Series J Notes

The Series J senior notes are effectively subordinated to our secured debt and to the liabilities of our subsidiaries.

The Series J senior notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured indebtedness, which currently includes our existing senior notes and indebtedness under our Credit Facility. However, the Series J senior notes will be effectively subordinated to all of our existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness. The Indenture governing the Series J senior notes places limitations on our ability to incur secured indebtedness but does not prohibit us from incurring secured indebtedness in the future. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral that secures such indebtedness. Therefore, such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the Series J senior notes, until such secured indebtedness is satisfied in full.

The Series J senior notes will also be effectively subordinated to all existing and future unsecured and secured liabilities of our subsidiaries. Therefore, holders of our debt, including the Series J senior notes, will be subject to the prior claims of each of such subsidiary’s creditors, including trade creditors. As of September 30, 2021, our subsidiaries had outstanding approximately $54 million of cash liabilities and future obligations under operating leases of approximately $572 million that are effectively senior to the Series J senior notes offered hereby.

The terms of our debt place restrictions on us and our subsidiaries, reducing operational flexibility and creating default risks.

The Indenture governing the Series J senior notes and the 1998 Indenture contain covenants that place restrictions on us and our subsidiaries, and will, among other things, restrict our ability and the ability of our subsidiaries to:

•	incur additional secured and unsecured indebtedness without satisfying certain financial metrics; and

•	conduct acquisitions, mergers or consolidations unless the successor entity in such transaction assumes our indebtedness.

In addition to the above listed covenants, certain covenants in our Credit Facility place restrictions on our ability and the ability of our subsidiaries to:

•	make distributions or stock repurchases, acquisitions, dispositions or incur secured or unsecured debt, in each case without satisfying certain financial metrics; and

•	conduct transactions with affiliates other than on an arm’s-length basis.

Additionally, certain covenants in our Credit Facility require us and our subsidiaries to meet financial performance tests. The restrictive covenants in our Indenture, the 1998 Indenture, our Credit Facility and the documents governing our other debt (including any future mortgage debt) will reduce our flexibility in conducting our operations and will limit our ability to engage in activities that may be in our long-term best interest. Failure to comply with these restrictive covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all or a substantial portion of our debt. For a detailed description of the covenants and restrictions imposed by the documents governing our indebtedness, see “Description of Other Indebtedness” and “Description of Series J Senior Notes.”

Changes in the ratings of the Series J senior notes, our credit ratings or the debt markets could adversely affect the price of the Series J senior notes.

The price of the Series J senior notes depends on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by, or the market price for notes issued by, other companies similar to us;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase the Series J senior notes and market interest rates increase, the market value of your Series J senior notes may decline.

In addition, credit rating agencies periodically review and update their ratings for the companies that they follow, including us, and we cannot assure you that any rating will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. The credit rating agencies also evaluate our industry as a whole and may change their credit rating for us based on their overall view of our industry. Moreover, such credit ratings are not recommendations to buy, sell or hold the notes or any other securities. If any credit rating agencies downgrade our credit ratings or otherwise indicate that its outlook for that rating is negative, it could have a material adverse effect on the market price of the Series J senior notes and our costs and availability of capital, which could in turn have a material adverse effect on our financial condition, liquidity and results of operations and our ability to satisfy our debt service obligations (including payments on the notes). In particular, the interest rate payable on the Series J senior notes offered hereby is subject to adjustment depending upon the ratings assigned to such Series J senior notes, as described in “Description of Series J Senior Notes—Interest Rate Adjustment of the Series J Senior Notes Based on Certain Rating Events.” We intend to take the position that any such potential adjustments do not cause the Series J senior notes to be treated as contingent payment debt instruments for U.S. federal income tax purposes. See “United States Federal Income Tax Considerations—Additional Payments.”

The Series J senior notes or a future guarantee thereof may be deemed a fraudulent transfer.

Our obligations under the Series J senior notes may be subject to review under federal bankruptcy laws and comparable provisions of state fraudulent transfer laws in the event of our bankruptcy or other financial difficulty. Our Series J senior notes could be voided or claims under the Series J senior notes could be subordinated to all our other debts if, among other things, we, at the time we incurred the indebtedness:

(1) received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness; and

(2) either:

(a)	were insolvent or rendered insolvent by reason of such incurrence;

(b)	were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

(c)	intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature.

Although the Series J senior notes are not guaranteed by any of our direct or indirect subsidiaries, pursuant to the terms of the Indenture governing the Series J senior notes, a guarantee of our indebtedness by any of our subsidiaries in the future would trigger the requirement that the Series J senior notes be guaranteed on a pro rata basis. The guarantees under the Series J senior notes may be subject to review under the same laws as the Series J senior notes in the event of a guarantor’s bankruptcy or other financial difficulty. In that event, if a court were to find that when the guarantee was issued by such guarantor, the factors in clauses (1) and (2) above applied to such guarantor, or that the guarantee was issued with actual intent to hinder, delay or defraud creditors, the court could cause any payment by that guarantor pursuant to its guarantee to be voided and returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. In such event, the Series J senior notes would be structurally subordinated to the indebtedness and other liabilities of such subsidiary.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, Host L.P. or a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

•

the present fair value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We can offer no assurance as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

There is no established trading market for the Series J senior notes and there may be limited trading of the Series J senior notes.

The Series J senior notes are a new issue of securities with no established trading market. We do not intend to have the Series J senior notes listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems. We have been informed by the underwriters that they intend to make a market in the Series J senior notes after this offering is completed. However, the underwriters are not obligated to do so and may cease their market-making at any time without notice. The liquidity of the trading market in the Series J senior notes and the market price quoted for the Series J senior notes may be adversely affected by:

•	changes in the overall market for investment grade securities;

•	changes in our financial performance or prospects;

•	prospects for companies in our industry generally;

•	the number of holders of the Series J senior notes;

•	the interest of securities dealers in making a market for the Series J senior notes;

•	prevailing interest rates; and

•	the credit rating of our indebtedness, including the Series J senior notes.

As a result, we cannot assure you that an active trading market will develop for the Series J senior notes. If there is limited trading of the Series J senior notes, this may adversely affect the price at which you can sell your Series J senior notes and your ability to sell at the time you want to sell.

We and our subsidiaries may incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may incur significant additional indebtedness (which may be secured) in the future, and the Series J senior notes would be structurally subordinated to any indebtedness incurred by our subsidiaries and effectively subordinated to any such secured indebtedness. Although the Credit Facility imposes certain financial covenants and in certain circumstances the indentures governing our senior notes limit our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. We continually evaluate market conditions and may take advantage of the opportunity to issue additional indebtedness, including in the form of additional debt securities, in the near future or at later times, the proceeds of which may include repaying certain of our outstanding indebtedness. The holders of our debt that ranks equally with the Series J senior notes will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company, and any holders of our secured debt, if any, will rank effectively senior in right of payment with the Series J senior notes to the extent of the value of the assets securing such indebtedness in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. If new debt is added to our current debt levels, the related risks that we now face could intensify. See “Description of Other Indebtedness” and “Description of Series J Senior Notes.”

The Indenture will not require that we allocate the net proceeds from this offering to Eligible Green Projects or take the other actions as described under “Use of Proceeds,” and our failure to do so could adversely impact the value of the notes.

The market price of the Series J senior notes may be impacted by any failure by us to allocate the net proceeds from this offering to Eligible Green Projects, take the other actions as described under “Use of Proceeds” or to otherwise meet or continue to meet the investment requirements of certain environmentally focused investors with respect to the Series J senior notes. Although we intend to allocate all of the net proceeds from this offering to Eligible Green Projects and take the other actions as described under “Use of Proceeds,” it will not be an event of default under the indenture governing the Series J senior notes nor will we be required to repurchase or redeem the Series J senior notes if we fail to do so.

We may use or allocate the net proceeds from this offering in ways with which you may not agree.

We intend to fully allocate an amount equal to the net proceeds from the sale of the Series J senior notes on the issue date to Eligible Green Projects. We have significant flexibility in allocating the net proceeds from the Series J senior notes. We may also reallocate the net proceeds from this offering to other Eligible Green Projects following their initial allocation. Following the allocation to Eligible Green Projects, we intend to use the net proceeds from the sale of the Series J senior notes, together with cash on hand, to redeem all of the outstanding $400 million aggregate principal amount of our Series D senior notes at an aggregate estimated redemption price of $422 million, not including accrued interest. See “Use of Proceeds” in this prospectus supplement. However, we will retain broad discretion over the use or allocation of the net proceeds from this offering and you may not agree with the ultimate use or allocation of these net proceeds.

We cannot assure you that the Eligible Green Projects to which we allocate the net proceeds from this offering will satisfy, or continue to satisfy, investor criteria and expectations regarding environmental impact and sustainability performance, nor can we assure you that the Eligible Green Projects criteria and other aspects of the framework described under “Use of Proceeds” will satisfy, or continue to satisfy, investor criteria or expectations for sustainable finance products. In particular, no assurance is given that the use or allocation of such proceeds for any Eligible Green Projects will satisfy, whether in whole or in part, any present or future investor expectations or requirements, voluntary or mandatory taxonomies or standards regarding any investment criteria or guidelines with which such investor or its investments are required to comply, whether by any present or future applicable laws or regulations, by its own bylaws or other governing rules or investment portfolio mandates, ratings criteria, voluntary or management taxonomies or standards or other independent expectations (in particular with regard to any direct or indirect environmental, sustainability or social impact of any Eligible Green Projects or uses, the subject of or related to, the relevant Eligible Green Projects). The Eligible Green Projects to which we allocate the net proceeds from this offering have complex direct or indirect environmental, sustainability or social impacts and such Eligible Green Projects may become controversial or criticized by activist groups or other stakeholders. In addition, although we intend to limit the use or allocation of the net proceeds from this offering to Eligible Green Projects, there can be no assurance that one or more development, redevelopment and/or improvement projects that has or that we expect will receive a LEED, BREEAM or Green Globes certification will retain or receive such certification. Additionally, we cannot assure you that we will be able to identify sufficient business activities qualifying as Eligible Green Projects and our failure to do so will not be an event of default or require us to repurchase or redeem the Series J senior notes. We intend to report on our allocations of the net proceeds of this offering as described under “Use of Proceeds—Reporting” and may not report on any environmental, sustainability or social impact of such allocations.

USE OF PROCEEDS

We estimate the net proceeds from the sale of the Series J senior notes will be approximately $                 million, after deducting the underwriting discount, fees and expenses payable by us.

We intend to fully allocate an amount equal to the net proceeds from the sale of the Series J senior notes on the issue date to one or more Eligible Green Projects. Following the allocation to Eligible Green Projects, we intend to use the net proceeds from this offering, together with cash on hand, to redeem all of the outstanding $400 million aggregate principal amount of our Series D senior notes at an aggregate estimated redemption price of $422 million, not including accrued interest. For purposes of calculating the aggregate redemption price for the Series D senior notes, we have assumed a redemption date of December 9, 2021 and have applied the applicable Treasury Yield (as defined in the 1998 Indenture) in effect as of November 3, 2021. The actual make-whole premium applicable to the Series D senior notes may differ depending on the Treasury Yield as determined the business day prior to the actual redemption date.

Definition of “Eligible Green Projects”

“Eligible Green Projects” means:

•

(i) the acquisition of hotel properties; (ii) hotel developments or redevelopments; (iii) renovations in existing hotels; and (iv) improvement projects, in each case, that have received, or are expected to receive, in the three calendar years prior to the year of issuance of the notes or during the term of the Series J senior notes, a LEED Silver, Gold or Platinum certification, BREEAM Very good, Excellent or Outstanding and Green Globes 3 or 4 Globes (or environmentally equivalent successor standards);

•

refurbishments to properties in order to significantly improve energy efficiency and/or water efficiency of, or make other environmentally beneficial improvements to, a building, building subsystem or land, including but not limited to investments in LED and other energy efficient lighting, cool roof and other sustainability-oriented construction materials, smart meters, electric vehicle charging stations, energy storage, xeriscaping/drought-tolerant landscaping, waste diversion, water and energy-saving technologies and materials and improvements recognized by sustainability rating systems, in each case, made during the three calendar years prior to the year of the issuance of the notes or during the term of the Series J senior notes; and

•

investments in or expenditures on the acquisition, development, construction and/or installation of renewable energy production units and storage systems, including, but not limited to, solar panel installations, in each case, made during the three calendar-years prior to the year of the issuance of the notes or during the term of the Series J senior notes.

Leadership in Energy and Environmental Design (“LEED”) is a voluntary, third-party building certification process developed by the U.S. Green Building Council (“USGBC”), a non-profit organization. The USGBC developed the LEED certification process to (i) evaluate the environmental performance from a whole-building perspective over a building’s life cycle, (ii) provide a definitive standard for what constitutes a “green building,” (iii) enhance environmental awareness among architects and building contractors and (iv) encourage the design and construction of energy-efficient, water-conserving buildings that use sustainable or green resources and materials.

Building Research Establishment Environmental Assessment Methodology (“BREEAM”) is a voluntary, third-party building certification process developed by the U.K. Building Research Establishment. A BREEAM assessment uses recognized measures of performance set against established benchmarks for (i) energy, (ii) water, (iii) the internal environment, (iv) pollution, (v) transport, (vi) materials, (vii) waste, (viii) ecology and (ix) management processes.

Green Globes is a voluntary, third-party building certification process administered by the U.S. Green Building Initiative. The Green Globe certification is a structured assessment of the sustainability performance of travel and tourism businesses and their supply chain partners.

Process for Project Evaluation and Selection

Our Corporate Responsibility Team will make recommendations to our senior management, and our senior management will make the final determination as to which Eligible Green Projects the net proceeds from this offering will be allocated to.

Management of Proceeds

We may also re-allocate net proceeds from this offering to other Eligible Green Projects following their initial allocation. As long as the notes are outstanding, our internal records will track the allocation of the net proceeds from this offering to Eligible Green Projects.

Payment of principal of and interest on the Series J senior notes will be made from our general funds and will not be directly linked to the performance of any Eligible Green Projects.

Reporting

During the term of the Series J senior notes, until such time as the net proceeds from this offering have been fully allocated to Eligible Green Projects, we will publish annual updates in a publicly available report on our website detailing, at a minimum, the allocation of the net proceeds from this offering to specific Eligible Green Projects, together with the achieved level of LEED, BREEAM or Green Globes certification, if applicable. Our updates will be accompanied by (i) an assertion by management that the net proceeds from this offering were allocated to qualifying Eligible Green Projects and (ii) a report from an independent accountant in respect of the independent accountant’s examination of management’s assertion conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants. Please note that the information and materials found on, or that can be accessed through, our website, except for our SEC filings expressly incorporated by reference as described under “Where You Can Find More Information; Incorporation by Reference” in the accompanying prospectus, are not part of this prospectus supplement or the accompanying prospectus and are not incorporated by reference herein or therein.

Description of the Series D Senior Notes

As described above, we intend to use the net proceeds from this offering, together with cash on hand, to redeem all of the outstanding $400 million aggregate principal amount of the Series D senior notes. The Series D senior notes bear interest at a rate of 3.750% per annum and are scheduled to mature on October 15, 2023.

Certain of the underwriters or their affiliates may hold our Series D senior notes and, as a result of the redemption thereof as set forth under the heading “Use of Proceeds” in this prospectus supplement, may receive a portion of the net proceeds from this offering. See “Underwriting—Other Relationships.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2021, on an actual basis and on an as adjusted basis to give effect to the estimated $                 million of net proceeds from this offering and the redemption of all of the outstanding $400 million aggregate principal amount of our Series D senior notes at an aggregate estimated redemption price of $422 million, not including accrued interest. For purposes of calculating the aggregate redemption price for the Series D senior notes, we have assumed a redemption date of December 9, 2021 and have applied the applicable Treasury Yield (as defined in the 1998 Indenture) in effect as of November 3, 2021. The actual make-whole premium applicable to the Series D senior notes may differ depending on the Treasury Yield as determined the business day prior to the actual redemption date.

	As of September 30, 2021
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents (1)	$1,038	$

3 3⁄4% Series D senior notes due October 2023 (2)	399		—
4% Series E senior notes due June 2025	498		498
4 1⁄2% Series F senior notes due February 2026	398		398
3 7⁄8% Series G senior notes due April 2024	398		398
3 3⁄8% Series H senior notes due December 2029	641		641
3 1⁄2 % Series I senior notes due September 2030	734		734
% Series J senior notes due 2031 offered hereby (3)	—

Total senior notes	3,068
Credit facility revolver	1,475		1,475
Term loans	997		997
Other debt	5		5

Total debt (4)	5,545
Limited partnership interest of third parties	119		119
Host L.P. capital:
General partner	1		1
Limited partner	6,195		6,470
Accumulated other comprehensive loss	(75)		(75)

Total of Host L.P. capital (5)	6,121		6,396
Non-controlling interests- consolidated partnerships	5		5

Total capital	6,126		6,401

Total capitalization	$11,790	$

(1)	As adjusted cash and cash equivalents reflects the following:

Balance at September 30, 2021	$1,038
Net proceeds from the disposition of the Westfields Marriott Washington Dulles, San Ramon Marriott, The Westin Buckhead Atlanta, The Westin Los Angeles Airport and The Whitley	532
Issuance of Series J senior notes offered hereby
Redemption of Series D senior notes with proceeds from the Series J senior notes offered hereby ..	(424)

As adjusted balance at September 30, 2021

(2)

Reflects the redemption of $400 million of our Series D senior notes in connection with this offering. The cash payment reflects the $400 million of the principal redeemed, $22 million of estimated cash prepayment premiums and accrued interest of approximately $2 million from the upcoming interest payment date of April 15, 2022. For purposes of calculating the cash prepayment premiums and accrued interest for the Series D senior notes, we have assumed a redemption date of December 9, 2021 and have applied the Treasury Yield in effect as of November 3, 2021. The actual amount of cash prepayment premiums applicable to the Series D senior notes may differ depending on the Treasury Yield as determined the business day prior to the actual redemption date.

(3)

Reflects the issuance of $                 million of                % Series J senior notes due 2031 offered hereby. The cash proceeds are net of $                 million of expected offering expenses, including the underwriting discount and other offering expenses.

(4)	Total debt excludes approximately $572 million of lease liabilities, $91 million of accounts payable and accrued expenses, $55 million due to managers and other liabilities of $167 million.
(5)	The increase in Host L.P. capital reflects the following:

Balance at September 30, 2021	$6,121
Estimated costs for the redemption of Series D senior notes (a)	(25)
Gain on sale of the Westfields Marriott Washington Dulles, San Ramon Marriott, The Westin Buckhead Atlanta, The Westin Los Angeles Airport and The Whitley	300

As adjusted balance at September 30, 2021	$6,396

(a)	Includes accelerated amortization of deferred financing costs of $1 million, anticipated interest expense of $2 million and redemption costs of $22 million.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facility

On August 1, 2019, we entered the fifth amended and restated senior revolving credit and term loan facility with Bank of America, N.A., as administrative agent, and certain other agents and lenders (the “Credit Facility”). The Credit Facility allows for revolving borrowings in an aggregate principal amount of up to $1.5 billion (which is substantially fully utilized) and a term loan facility of $1 billion (which is fully utilized). The Credit Facility also provides, among other things, for:

•

an interest rate on all borrowings based on LIBOR or a base rate plus a margin that varies according to our unsecured long-term debt rating, with such rate being (1) in the case of revolver borrowings, either LIBOR plus a margin ranging from 77.5 to 145 basis points or a base rate plus a margin ranging from zero to 45 basis points and (2) in the case of the term loan borrowings, either LIBOR plus a margin ranging from 85 to 165 basis points or a base rate plus a margin ranging from zero to 65 basis points;

•

in the case of the revolving portion of our Credit Facility, a facility fee payable on the total amount of the revolving credit facility commitment at a rate ranging from 12.5 to 30 basis points, with the actual rate determined according to our unsecured long-term debt rating;

•

a maturity date of (1) in the case of the revolving portion of our Credit Facility, January 11, 2024, which date may be extended by up to a year by the exercise of up to two 6-month extension options, each of which is subject to certain conditions, including the payment of an extension fee; (2) in the case of one term loan tranche, January 11, 2024, which date may be extended up to a year by the exercise of one 1-year extension option, which is subject to certain conditions, including the payment of an extension fee; and (3) in the case of the second term loan tranche, January 9, 2025, which date may not be extended;

•

a foreign currency subfacility for Canadian dollars, Australian dollars, Euros, British pounds sterling and, if available to the lenders, Mexican pesos of up to the foreign currency equivalent of $500 million, subject to a lower amount in the case of Mexican pesos borrowings;

•

an option for Host L.P. to add in the future $500 million of commitments which may be used for additional borrowings under the revolving portion of our Credit Facility and/or term loans, subject to obtaining additional loan commitments (which we have not currently obtained) and the satisfaction of certain conditions specified in the Credit Facility;

•	a subfacility of up to $100 million for swingline borrowings in currencies other than U.S. dollars and a subfacility of up to $100 million for issuances of letters of credit;

•	no required scheduled amortization payments prior to the maturity date of the revolving portion of our Credit Facility or either term loan tranche; and

•

financial covenants concerning allowable leverage, fixed charge coverage and unsecured interest coverage that must be satisfied. We are permitted to make borrowings and maintain amounts outstanding under the Credit Facility so long as our leverage ratio is not in excess of 7.25x, our unsecured coverage ratio is not less than 1.75x and our fixed charge coverage ratio is not less than 1.25x. The calculations for these financial covenants are performed based on pro forma results for the prior four fiscal quarters, giving effect to transactions such as acquisitions, dispositions and financings as if they had occurred at the beginning of the period. Under the terms of the Credit Facility, interest expense excludes items such as the gains and losses on the extinguishment of debt, deferred financing charges related to the senior notes or the Credit Facility and amortization of debt premiums or discounts that were recorded at issuance of a loan to establish its fair value, all of which are included in interest expense on our consolidated statement of operations. Additionally, total debt used in the calculation of our leverage ratio is based on a “net debt” concept, under which cash and cash equivalents in excess of $100 million are deducted from our total debt balance.

On June 26, 2020, we entered into an amendment to the Credit Facility and on February 9, 2021, we entered into a second amendment to the Credit Facility (collectively, the “Amendments”). Collectively, the Amendments suspend requirements to comply with all existing financial maintenance covenants under the Credit Facility for the period beginning July 1, 2020 until the required financial statement reporting date for the second quarter of 2022 (such period, the “Covenant Relief Period”), although we have the option to terminate the Covenant Relief Period early and elected to do so subsequent to the quarter ended September 30, 2021. The existing financial maintenance covenants are reinstated for the last quarter of the Covenant Relief Period, except that after the reinstatement instead of using the prior four calendar quarters’ results in the calculations, only results for the most recent quarter and thereafter are used during a phase in period. In addition, for the last quarter of the Covenant Relief Period, the only financial covenant that shall be required to be satisfied shall be a minimum fixed charge coverage ratio of 1.00:1.00 as of the end of such quarter. For the fiscal quarters ending after the Covenant Relief Period, the financial covenant requirements set forth in the Credit Facility before the Amendments shall apply, except that the maximum leverage ratio requirement will be amended to be (a) 8.50:1:00 as at the end of the first and second fiscal quarters ending after the Covenant Relief Period, (b) 8.00:1.00 as at the end of the third and fourth fiscal quarters ending after the Covenant Relief Period, (c) 7.50:1:00 as at the end of the fifth fiscal quarter ending after the Covenant Relief Period and (d) 7.25:1.00 at all times thereafter.

We terminated the Covenant Relief Period early as a result of having met the minimum fixed charge coverage ratio required for our first phase-in quarterly test period. We will be required to meet the modified phase-in leverage covenant thresholds set forth above for the following five quarters and after that time (i.e. beginning with first quarter of 2023), will be subject to the original covenant levels in the Credit Facility prior to amendment. Upon termination of the Covenant Relief Period, the 40-basis point additional interest rate applicable to borrowings under the Credit Facility was removed, in addition to lifting additional restrictions on repayments, investments and distributions.

Certain restrictions under the Amendments remain in place, however, following the end of the Covenant Relief Period. These include:

•	the addition of a permanent LIBOR floor of 15 basis points applicable to borrowings under the revolver and the term facilities; and

•	limitations on the ability to make stock repurchases or OP unit redemptions if the Leverage Ratio exceeds 7.25:1.00, subject to certain exceptions.

Borrowings under the Credit Facility may be used for working capital, repayment of debt and other general corporate purposes, including for the consummation of acquisitions. As of September 30, 2021, we had approximately $1.5 billion outstanding under the revolving portion of the Credit Facility, along with the $1 billion in term loans.

Prepayments. Voluntary prepayments of the loans under the Credit Facility are permitted in whole or in part without premium or penalty.

Financial Covenants. At September 30, 2021, the following table summarizes the results of the financial tests required by the Credit Facility, which are calculated on a trailing twelve month basis, for information purposes only, as the covenants were not in effect under the Amendments on such date:

	Actual Ratio	Covenant Requirement
Unsecured interest coverage ratio (a)	2.1x	Minimum ratio of 1.50x
Leverage ratio	16.6x	Maximum ratio of 7.25x
Fixed charge coverage ratio	1.0x	Minimum ratio of 1.25x

(a) If, at any time, our leverage ratio is below 7.0x, our minimum unsecured interest coverage ratio will increase to 1.75x.

The following table summarizes the results of the financial tests required upon exiting the Covenant Relief Period under the Amendments as of September 30, 2021. The fixed charge coverage ratio calculated below utilizes annualized third quarter results applicable for the phase-in period in contrast to the ratio calculated above, which is based on the trailing twelve months:

	Actual Ratio	Covenant Requirement
Fixed charge coverage ratio	3.4x	Minimum ratio of 1.00x

Other Covenants and Events of Default. The Credit Facility imposes restrictions on customary matters. Certain covenants are less restrictive at any time that our leverage ratio is below 6.00:1. At any time that our leverage ratio is below 6.0x, acquisitions, investments, dividends and distributions generally are permitted except where they would result in a breach of the financial covenants, calculated on a pro forma basis. The Credit Facility also includes financial covenant tests applicable to the incurrence of debt generally that are consistent with the limitations applicable under the indentures for our senior notes and which were unchanged by the Amendments.

The Credit Facility also includes usual and customary events of default for facilities of this nature, and provides that, upon the occurrence and continuance of an event of default, payment of all amounts due under the Credit Facility may be accelerated and the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts due under the Credit Facility will automatically become due and payable and the lenders’ commitments will automatically terminate.

Senior Notes

As of September 30, 2021, we had the following series of existing senior notes outstanding:

Principal Amount (in millions)
3 3⁄4% Series D senior notes due October 2023	399
4% Series E senior notes due June 2025	498
4 1⁄2% Series F senior notes due February 2026	398
3 7⁄8% Series G senior notes due April 2024	398
3 3⁄8% Series H senior notes due December 2029	641
3 1⁄2 % Series I senior notes due September 2030	734

Total (1)	$3,068

(1)

The face value of the total senior notes outstanding, plus the unamortized portion of original issue discounts and deferred financing costs of approximately $32 million, is $3.1 billion as of September 30, 2021.

General. The following summary is a description of the material provisions of the 1998 Indenture, the Indenture and the related supplemental indentures governing our existing senior notes, which we refer to collectively as the “senior notes indenture.” We pay interest on each series of our existing senior notes semi-annually in arrears at the respective annual rates indicated on the table above. Under the terms of our senior notes indenture, our existing senior notes are equal in right of payment with all of our senior unsecured indebtedness and senior to all of our subordinated obligations.

Pledges and Guarantees. Under the senior notes indenture, all Host L.P. subsidiaries which guarantee Host L.P. debt are required to similarly guarantee debt issuances under the senior notes indenture. Also, to the extent the equity of any subsidiaries of Host L.P. is pledged to secure borrowings under the Credit Facility, such collateral is likewise required to secure senior note issuances under the senior notes indenture. In the event that the guarantees of other indebtedness or the pledges securing the Credit Facility are released, under the terms of the senior notes indenture, such guarantees and pledges will also be released under the existing senior notes without the consent of the holders of senior notes.

Restrictive Covenants for Senior Notes

Our existing senior notes have covenants customary for investment grade debt, substantially the same as the covenants for the Series J senior notes offered hereby, other than the ability to incur permitted Refinancing Indebtedness (as defined herein) under our debt incurrence covenants and a difference in the ratings thresholds at which, if attained, the Series J senior notes will no longer be subject to an interest rate adjustment, which changed from Baa1 (Moody’s) and BBB+ (S&P) for the Series I senior notes to Baa2 (Moody’s) and BBB (S&P) for the Series J senior notes. None of the other earlier series of senior notes are subject to interest rate adjustments. See “Description of Series J Senior Notes.”

Under the terms of the existing senior notes, Host L.P.’s ability to incur indebtedness is subject to restrictions and the satisfaction of various conditions, including the achievement of an EBITDA-to-interest coverage ratio of at least 1.5x by Host L.P. As calculated, this ratio excludes from interest expense items such as call premiums and deferred financing charges that are included in interest expense on Host L.P.’s consolidated statement of operations. In addition, the calculation is based on Host L.P.’s pro forma results for the four prior fiscal quarters, giving effect to certain transactions, such as acquisitions, dispositions and financings, as if they had occurred at the beginning of the period. Other covenants limiting Host L.P.’s ability to incur indebtedness include maintaining total indebtedness of less than 65% of adjusted total assets (using undepreciated real estate book values) and maintaining secured indebtedness of less than 40% of adjusted total assets (using undepreciated real estate book values). So long as Host L.P. maintains the required level of interest coverage and satisfies these and other conditions in the senior notes indenture, it may incur additional debt. In addition, Host L.P. must at all times maintain total unencumbered assets of at least 150% of the aggregate principal amount of outstanding unsecured indebtedness of Host L.P. and its subsidiaries.

The following table summarizes our actual credit ratios calculated pursuant to the indenture financial tests for our existing senior notes as of September 30, 2021:

	Actual Ratio	Covenant Requirement
Unencumbered assets to total unsecured indebtedness test	390%	Minimum ratio of 150%
Total indebtedness to adjusted total assets	26%	Maximum ratio of 65%
Secured indebtedness to adjusted total assets	0%	Maximum ratio of 40%
EBITDA-to-interest coverage ratio	1.7x	Minimum ratio of 1.5x

We were in compliance with all of the financial ratios applicable to our existing senior notes as of September 30, 2021 in order for us to be able to incur additional indebtedness. The above EBITDA-to-interest coverage ratio as of September 30, 2021 is based on results for the fourth quarter of 2020 and first, second and third quarters of 2021. This ratio was (1.2)x as of year-end 2020, (2.2)x as of March 31, 2021, (0.5)x as of June 30, 2021 and, as noted above, was 1.7x as of September 30, 2021.

There are no restrictions on our ability to pay dividends.

Mortgage Debt

We have structured our debt profile to maintain a balanced maturity schedule and to minimize the number of assets that are encumbered by mortgage debt. Currently, none of our consolidated hotels are encumbered by mortgage debt.

Mortgage Debt of Unconsolidated Partner Interests

We own non-controlling interests in partnerships and joint ventures that are not consolidated and are accounted for under the equity method. The portion of the mortgage and other debt of these partnerships and joint ventures attributable to us, based on our percentage of ownership thereof, was $142 million at September 30, 2021, which debt is non-recourse to us. This debt balance is attributable to our non-controlling interests in four domestic partnerships. For more information regarding these non-controlling partnership interests, see “Item 1. Business – Other Real Estate Interests” in our Form 10-K for the year ended December 31, 2020.

DESCRIPTION OF SERIES J SENIOR NOTES

The following description of the terms of the Series J senior notes (referred to in the accompanying prospectus as the “debt securities”) supplements, and to the extent inconsistent, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. For purposes of this section, references to “Host L.P.,” “we,” “our,” or “us” refer only to Host Hotels & Resorts, L.P. and its successors in accordance with the terms of the Indenture (as hereinafter defined) and not to our subsidiaries.

We will issue the Series J senior notes pursuant to an indenture, dated as of May 15, 2015, by and between Host Hotels & Resorts, L.P. and The Bank of New York Mellon, as trustee (the “Trustee”), as amended or supplemented from time to time (the “Indenture”). The terms of the Indenture include those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The following description is a summary of the material provisions of the Indenture and is not complete. The Indenture has been incorporated by reference as an exhibit to the registration statement, of which this prospectus supplement forms a part. You should read the Indenture for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the accompanying prospectus or the Indenture.

Principal, Maturity and Interest

We will initially issue $                 million aggregate principal amount of Series J senior notes. The Indenture will provide that, in addition to the $                 million aggregate principal amount of Series J senior notes being issued on the Series Issue Date, we may also issue additional Series J senior notes having identical terms and conditions to the Series J senior notes offered hereby from time to time after this offering (the “Additional Notes”). Any issuance of Additional Notes is subject to compliance with the terms of the Indenture, including the covenant “—Certain Covenants—Limitation on Incurrence of Indebtedness.” The aggregate principal amount of Series J senior notes and Additional Notes will be unlimited in aggregate principal amount outstanding. Any such Additional Notes would be issued on the same terms as the Series J senior notes, would constitute part of the same series of securities as the Series J senior notes and would vote together as one series on all matters with respect to the Series J senior notes (although they may have a different CUSIP number). All references to the Series J senior notes herein include the Additional Notes, except as stated otherwise.

The Series J senior notes will mature on                 , 2031. Interest on the Series J senior notes will accrue at the rate of                 % per annum and will be payable every six months in arrears on                  and                 , commencing on                 , 2022. We will make each interest payment to the holders of record of the Series J senior notes on the immediately preceding                  and                 .

Interest on the Series J senior notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The Series J senior notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Principal of, premium, if any, and interest on the Series J senior notes will be payable at the office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

Except as provided below, at our option, payment of interest may be made by check mailed to the holders of any Series J senior notes at the addresses set forth upon our registry books; provided, however, that holders of certificated Series J senior notes will be entitled to receive interest payments (other than at maturity) by wire transfer of immediately available funds, if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to the applicable interest payment date. Such wire instructions, upon receipt by the Trustee, will remain in effect until revoked by such holder. No service charge will be made for any registration of transfer or exchange of Series J senior notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until we designate otherwise, our office or agency will be the corporate trust office of the Trustee presently located at 240 Greenwich, New York, New York 10286.

Interest Rate Adjustment of the Series J Senior Notes Based on Certain Rating Events

The interest rate payable on the Series J senior notes will be subject to adjustment from time to time if either Moody’s or S&P (or, in either case, a Substitute Rating Agency (as defined in “—Certain Definitions” below)) downgrades (or subsequently upgrades) its rating assigned to the Series J senior notes, as set forth below.

If the rating of the Series J senior notes from one or both of Moody’s or S&P (or, if applicable, any Substitute Rating Agency) is decreased to a rating set forth in either of the immediately following tables, the interest rate on the Series J senior notes will increase from the interest rate set forth on the cover page of this prospectus supplement by an amount equal to the sum of the percentages per annum set forth in the following tables opposite those ratings:

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

For purposes of making adjustments to the interest rate on the Series J senior notes, the following rules of interpretation will apply:

(1) if at any time less than two Rating Agencies provide a rating on the Series J senior notes for reasons not within our control (i) we will use commercially reasonable efforts to obtain a rating on the Series J senior notes from a Substitute Rating Agency for purposes of determining any increase or decrease in the interest rate on the Series J senior notes pursuant to the tables above, (ii) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating on the Series J senior notes but which has since ceased to provide such rating, (iii) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table, and (iv) the interest rate on the Series J senior notes will increase or decrease, as the case may be, from the interest rate set forth on the cover page of this prospectus supplement by an amount equal to the sum of the percentages per annum set forth in the equivalent table to the tables above with respect to such Substitute Rating Agency (taking into account the provisions of clause (iii) above) (plus any applicable percentage resulting from a decreased rating by the other Rating Agency);

(2) for so long as only one Rating Agency (or Substitute Rating Agency, if applicable) provides a rating on the Series J senior notes, any increase or decrease in the interest rate on the Series J senior notes necessitated by a reduction or increase in the rating by that Rating Agency shall be twice the applicable percentage set forth in the applicable table above;

(3) if both Rating Agencies cease to provide a rating of the Series J senior notes for any reason, and no Substitute Rating Agency has provided a rating on the Series J senior notes, the interest rate on the Series J senior notes will increase to, or remain at, as the case may be, 2.00% per annum above the interest rate set forth on the cover page of this prospectus supplement;

(4) if Moody’s or S&P ceases to rate the Series J senior notes or make a rating of the Series J senior notes publicly available for reasons within our control, we will not be entitled to obtain a rating from a Substitute Rating Agency and the increase or decrease in the interest rate on the notes shall be determined in the manner described above as if either only one or no Rating Agency provides a rating on the notes, as the case may be;

(5) each interest rate adjustment required by any decrease or increase in a rating as set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, any Substitute Rating Agency), shall be made independently of (and in addition to) any and all other interest rate adjustments occasioned by the action of the other Rating Agency;

(6) in no event will (i) the interest rate on the Series J senior notes be reduced to below the interest rate on the notes at the time of issuance or (ii) the total increase in the interest rate on the Series J senior notes exceed 2.00% above the interest rate set forth on the cover page of this prospectus supplement; and

(7) subject to clauses (3) and (4) above, no adjustment in the interest rate on the Series J senior notes shall be made solely as a result of a Rating Agency ceasing to provide a rating of the Series J senior notes.

If at any time the interest rate on the Series J senior notes has been adjusted upward and either of the Rating Agencies subsequently increases its rating of the Series J senior notes, the interest rate on the Series J senior notes will again be adjusted downwards, if applicable, such that the interest rate on the Series J senior notes equals the interest rate payable on the Series J senior notes set forth on the cover page of this prospectus supplement plus (if applicable) an amount equal to the sum of the percentages per annum set forth opposite the ratings in the tables above with respect to the ratings assigned to the Series J senior notes (or deemed assigned) at that time, all calculated in accordance with the rules of interpretation set forth above. If Moody’s or any Substitute Rating Agency subsequently increases its rating on the Series J senior notes to “Baa3” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating on the Series J senior notes to “BBB-” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the interest rate on the Series J senior notes will be as set forth on the cover page of this prospectus supplement.

Any interest rate increase or decrease described above will take effect from the first day of the interest period following the period in which a rating change occurs requiring an adjustment in the interest rate. If either Rating Agency changes its rating of the Series J senior notes more than once during any particular interest period, the last such change by such Rating Agency to occur will control in the event of a conflict for purposes of any increase or decrease in the interest rate with respect to the Series J senior notes.

The interest rate on the Series J senior notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either Rating Agency) if the Series J senior notes become rated “Baa2” or higher by Moody’s (or its equivalent if with respect to any Substitute Rating Agency) and “BBB” or higher by S&P (or its equivalent if with respect to any Substitute Rating Agency), in each case with a stable or positive outlook.

If the interest rate on the Series J senior notes is increased as described above, the term “interest,” as used with respect to the Series J senior notes, will be deemed to include any such additional interest unless the context otherwise requires.

See “Risk Factors—Risks Relating to the Notes—Changes in the ratings of the Series J senior notes, our credit ratings or the debt markets could adversely affect the price of the Series J senior notes.”

Optional Redemption

Prior to 90 days before maturity (the “Par Call Date”), upon not less than 15 nor more than 60 days’ notice, we may redeem the Series J senior notes at any time in whole or in part, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to 100% of the principal amount thereof plus the Make-Whole Premium, together with accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the applicable redemption date). Any notice to the holders of Series J senior notes of such a redemption need not set forth the redemption price of such Series J senior notes but need only set forth the calculation thereof as described in the immediately preceding sentence. The redemption price, calculated as aforesaid, should be set forth in an Officer’s Certificate delivered to the Trustee no later than one Business Day prior to the redemption date.

Notwithstanding the foregoing, within the period beginning on or after the Par Call Date, upon not less than 15 nor more than 60 days’ notice, we may redeem the Series J senior notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the applicable redemption date.

In connection with any redemption of the Series J senior notes, any such redemption may, in our discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be delayed beyond such 60-day period until such time as any or all such conditions shall be satisfied (or waived by us in our sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed. In addition, we may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another person.

We are not prohibited from acquiring the Series J senior notes offered hereby by means other than a redemption, whether pursuant to an issuer tender offer, in open market transactions, or otherwise, assuming such acquisition does not otherwise violate the terms of the Indenture.

No sinking fund or other mandatory redemption is provided for the Series J senior notes.

Ranking

The Series J senior notes will be senior unsecured obligations, will rank senior to all of our future subordinated indebtedness and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness, including our Credit Facility, the existing senior notes and any future series of senior notes issued pursuant to the Indenture.

The Series J senior notes and the existing senior notes will be effectively subordinated to all of our existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and to the indebtedness of our subsidiaries. For further information on ranking, see “Risk Factors—The Series J senior notes are effectively subordinated to our secured debt and to the liabilities of our subsidiaries” in this prospectus supplement and “Description of Debt Securities—General” in the accompanying prospectus.

Certain Covenants

The Indenture governing the Series J senior notes contains, among other things, the covenants set forth below.

Limitation on Incurrence of Indebtedness

Aggregate Debt Test. We will not, and will not cause or permit any of our Subsidiaries to, incur any Indebtedness, including, without limitation, Acquired Indebtedness, if, immediately after giving effect to the incurrence of that Indebtedness and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all of our outstanding Indebtedness and all of the outstanding Indebtedness of our Subsidiaries, determined on a consolidated basis in accordance with GAAP, is greater than 65% of the sum of, without duplication:

•	the Total Assets of us and our Subsidiaries as of the last day of the then most recently ended fiscal quarter; and

•

the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received, to the extent the proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness, by us or any of our Subsidiaries since the end of that fiscal quarter, including the proceeds obtained from the incurrence of that additional Indebtedness, determined on a consolidated basis in accordance with GAAP.

Debt Service Test. We will not, and will not cause or permit any of our Subsidiaries to, incur any Indebtedness, including, without limitation, Acquired Indebtedness, if the ratio of Consolidated EBITDA to the Interest Expense for the period consisting of the four consecutive fiscal quarters most recently ended for which financial statements have been filed by Host L.P. with the Securities and Exchange Commission prior to the date on which the additional Indebtedness is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of that Indebtedness and the application of the proceeds therefrom (determined on a consolidated basis in accordance with GAAP), and calculated on the assumption that:

•

the Indebtedness and any other Indebtedness, including, without limitation, Acquired Indebtedness, incurred by us or any of our Subsidiaries since the first day of the relevant four-quarter period had been incurred, and the application of the proceeds therefrom, including to repay or retire other Indebtedness, had occurred, on the first day of the period;

•

the repayment or retirement of any of our other Indebtedness (other than Indebtedness repaid or retired with the proceeds of any other Indebtedness, which repayment or retirement shall be calculated pursuant to the preceding bullet and not this bullet) or any other Indebtedness of our Subsidiaries since the first day of the relevant four-quarter period had occurred on the first day of the period; and

•

in the case of any acquisition or disposition by us or any of our Subsidiaries of any asset or group of assets, in any such case with a fair market value in excess of $1 million, since the first day of the relevant four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, that acquisition or disposition had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in the pro forma calculation.

If the Indebtedness giving rise to the need to make the calculation listed above or any other Indebtedness incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Interest Expense, the interest rate on that Indebtedness shall be computed on a pro forma basis as if the average rate which would have been in effect during the entire relevant four-quarter period had been the applicable rate for the entire period.

Secured Debt Test. We will not, and will not cause or permit any of our Subsidiaries to, incur Secured Indebtedness, if, immediately after giving effect to the incurrence of the Secured Indebtedness and the application of the proceeds from the Secured Indebtedness on a pro forma basis, the aggregate principal amount, determined on a consolidated basis in accordance with GAAP, of all of our outstanding Secured Indebtedness and all outstanding Secured Indebtedness of our Subsidiaries is greater than 40% of the sum of, without duplication:

•	the Total Assets of us and our Subsidiaries as of the last day of the then most recently ended fiscal quarter; and

•	the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received, to the extent those proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness, by us or any of our Subsidiaries since the end of the relevant fiscal quarter, including the proceeds obtained from the incurrence of that additional Indebtedness, determined on a consolidated basis in accordance with GAAP.

Notwithstanding the foregoing, in the event that Indebtedness incurred is Refinancing Indebtedness, then we will not be required to satisfy any of the foregoing tests in order to incur such Refinancing Indebtedness.

Maintenance of Total Unencumbered Assets.

We will have at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all of our outstanding Unsecured Indebtedness and the outstanding Unsecured Indebtedness of our Subsidiaries, determined on a consolidated basis in accordance with GAAP.

The calculation of the ratios set forth in the Limitation on Incurrence of Indebtedness covenant and the Maintenance of Total Unencumbered Assets covenant shall be undertaken by us.

Limitation on Liens

Neither we nor any Subsidiary shall secure any Indebtedness under the Credit Facility or the existing senior notes by a Lien or suffer to exist any Lien on their respective properties or assets securing Indebtedness under the Credit Facility or the existing senior notes unless effective provision is made to secure the Series J senior notes equally and ratably with the Lien securing such Indebtedness for so long as Indebtedness under the Credit Facility or existing senior notes is secured by such Lien.

Future Pledges

The Series J senior notes will not initially be secured by pledges of equity interests in our subsidiaries and will be effectively subordinated to all of our existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness. In the event that we pledge any Capital Stock of our direct and indirect subsidiaries in favor of the Credit Facility, our obligation to pay the principal of, premium, if any, and interest on the Series J senior notes will be secured by a pledge of the Capital Stock of such subsidiaries, which pledge is, and will be, shared equally and ratably with the Credit Facility, the existing senior notes and certain other of our Indebtedness ranking pari passu in right of payment with the Series J senior notes, including, unless otherwise provided for in the applicable supplemental indenture, any series of senior notes issued under the Indenture in the future.

Upon the complete and unconditional release of the pledge of any such Capital Stock in favor of the Credit Facility, the pledge of such Capital Stock as collateral securing all of our senior notes shall be automatically released; provided that should our obligations under the Credit Facility subsequently be secured by a pledge of such Capital Stock at any time, we must cause such Capital Stock to be pledged ratably and with at least the same priority for the benefit of holders of the Series J senior notes.

Future Guarantees

Each of our Subsidiaries that guarantees any of our Indebtedness (the “Guaranteed Indebtedness”) in the future will be required to guarantee the Series J senior notes offered hereby. If the Guaranteed Indebtedness is (A) pari passu in right of payment with the Series J senior notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated in right of payment to, the future guarantee of the Series J senior note required hereby or (B) subordinated in right of payment to the Series J senior notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the future guarantee of the Series J senior notes required hereby at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Series J senior notes. The Series J senior notes offered hereby will not initially be guaranteed by Host Hotels & Resorts, Inc. or any of our direct or indirect subsidiaries.

Events of Default

For purposes of the “Events of Default” provision set forth in the accompanying prospectus, the first paragraph will be superseded by the following:

“Event of Default” means with respect to the Series J senior notes, any of the following:

•

default in the payment of any interest upon the Series J senior notes when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of the Series J senior notes at its maturity;

•

a default in (a) Secured Indebtedness of Host L.P. or any of Host L.P.’s Subsidiaries with an aggregate principal amount in excess of 5% of Total Assets, or (b) other Indebtedness of Host L.P. or any of Host L.P.’s Subsidiaries with an aggregate principal amount in excess of $150 million, in either case, (A) resulting from the failure to pay principal or interest when due (after giving effect to any applicable extensions or grace or cure periods) or (B) as a result of which the maturity of such Indebtedness has been accelerated prior to its final stated maturity;

•

default in the performance or breach of any other covenant or warranty by us in the Indenture (other than a covenant or warranty that has been included in the Indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee, or Host L.P. and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the Indenture; or

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Host L.P.

Certain Definitions

Set forth below are certain defined terms used in this prospectus supplement and the supplemental indenture to the Indenture. We refer you to the Indenture and the supplemental indenture to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this prospectus supplement for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a person (1) existing at the time such person is merged or consolidated with or into, or becomes a Subsidiary of us or (2) assumed by us or any of our Subsidiaries in connection with the acquisition of assets from that person; provided that Indebtedness of such person which is redeemed, defeased (including the deposit of funds in a valid trust for the exclusive benefit of holders and the trustee thereof, sufficient to repay such Indebtedness in accordance with its terms), retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such person is acquired shall not be included as Acquired Indebtedness. Acquired Indebtedness shall be deemed to be incurred on the date the acquired person is merged or consolidated with or into, or becomes a Subsidiary of, us or the date of the related acquisition, as the case may be.

“Average Life” means at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (calculated to the nearest one-twelfth) from such date of determination to the date of each successive scheduled principal (or redemption) payment of such debt security and (b) the amount of such principal (or redemption) payment by (ii) the sum of all such principal (or redemption) payments.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated), including, without limitation, of corporate stock and partnership interests.

“Capitalized Lease” means, as applied to any person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease as reflected on the balance sheet of such person in accordance with GAAP.

“Consolidated EBITDA” for any period means our Consolidated Net Income and the Consolidated Net Income of our Subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication: (1) interest expense on Indebtedness; (2) provision for taxes based on income; (3) amortization of debt discount, premium and deferred financing costs; (4) gains and losses on sales or other dispositions of depreciable properties and other investments; (5) property depreciation and amortization, including any impairment charges; (6) the effect of any non-cash items; and (7) amortization of deferred charges, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” for any period means the amount of net income, or loss, for us and our Subsidiaries for such period, excluding, without duplication, (1) extraordinary items, (2) the portion of net income for us and our Subsidiaries allocable to non-controlling interests in unconsolidated persons to the extent that cumulative cash dividends or distributions have not actually been received by us or one of our Subsidiaries and (3) the portion of net losses for us and our Subsidiaries allocable to non-controlling interests in unconsolidated persons, all determined on a consolidated basis in accordance with GAAP.

“Credit Facility” means the credit facility established pursuant to the Fifth Amended and Restated Credit Agreement, dated as of August 1, 2019, as amended by the First Amendment dated June 26, 2020 and the Second Amendment dated February 9, 2021 among the Company, Bank of America, N.A., as Administrative Agent, and other agents and lenders party thereto, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified or restructured from time to time (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereof), whether by the same or any other agent, lender or group of lenders (including by means of sales of debt securities).

“Indebtedness” means, with respect to any person, any indebtedness of that person, whether or not contingent, in respect of: (1) borrowed money or evidenced by bonds, notes, debentures or similar instruments; (2) indebtedness secured by any Lien on any property or asset owned by such person, but only to the extent of the lesser of: (a) the amount of indebtedness so secured; and (b) the fair market value of the property subject to such Lien; (3) reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or (4) any lease of property by such person as lessee which is required to be reflected on such person’s balance sheet as a capitalized lease in accordance with GAAP; provided that, in the case of clauses (1) through (3) above, items shall only constitute Indebtedness to the extent that those items (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with GAAP. Indebtedness also includes, to the extent not otherwise included, any obligation of that person to be liable for, or to pay, as obligor, guarantor or otherwise, other than for purposes of collection in the ordinary course of business, Indebtedness of the types referred to above of another person (excluding guarantees, indemnities and obligations relating to usual and customary exceptions to non-recourse debt financings, such as environmental indemnities and recourse carve-outs consistent with customary industry practice, as determined by us in good faith, until such time as they become primary obligations of that person, and payments are due and required to be made thereunder), it being understood that Indebtedness shall be deemed to be incurred by such person whenever such person shall create, assume, guarantee or otherwise become liable in respect thereof.

“Interest Expense” means, for any period, our interest expense and the interest expense of our Subsidiaries for such period, including, without duplication, (1) all amortization of debt discount, but excluding the amortization of fees or expenses incurred in order to consummate the sale of debt securities or to establish the Credit Facility, (2) all accrued interest, (3) all capitalized interest, and (4) the interest component of Capitalized Lease Obligations, all determined on a consolidated basis in accordance with GAAP.

“Lien” means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement, or other encumbrance of any kind other than a Permitted Lien.

“Make-Whole Premium” means, with respect to any Series J senior note at any redemption date, the amount calculated by us of the excess, if any, of (a) the present value of the sum of the principal amount of the Series J senior note being redeemed and all remaining interest payments thereon up to the Par Call Date (not including any portion of such payments of interest accrued as of the redemption date), discounted on a semi-annual bond equivalent basis from the Par Call Date to the redemption date at a per annum interest rate equal to the sum of the Treasury Yield (determined on the third Business Day immediately preceding the date the notice of redemption is given), plus                  basis points, over (b) the principal amount of the Series J senior note being redeemed.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Permitted Lien” means any of the following: (1) Liens imposed by governmental authorities for taxes, assessments or other charges where nonpayment thereof is not subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on our books in accordance with GAAP; (2) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business, provided that (a) the underlying obligations are not overdue for a period of more than 30 days, and (b) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on our books in accordance with GAAP; (3) Liens securing the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (4) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by us or any of our Subsidiaries) or interfere with the ordinary conduct of our business or that of any of our Subsidiaries; (5) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (6) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation; and (7) Liens securing on an equal and ratable basis the debt securities and any other Indebtedness.

“Refinancing Indebtedness” means Indebtedness: (i) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part; or (ii) constituting an amendment, modification or supplement to, or a deferral or renewal of ((i) and (ii) above are, collectively, a “Refinancing”), any Indebtedness in a principal amount (or accreted value, if applicable) not to exceed: (a) the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced; plus (b) all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith; provided that Refinancing Indebtedness (other than a revolving line of credit from a commercial lender or other Indebtedness whose proceeds are used to repay a revolving line of credit from a commercial lender to the extent such revolving line of credit or other Indebtedness was not put in place for purposes of evading the limitations described in this definition) shall: (w) not have an Average Life shorter than the Indebtedness to be so refinanced at the time of such Refinancing; (x) be subordinated in right of payment to the rights of Holders of the Series J senior notes if the Indebtedness to be refinanced was so subordinated; (y) be subordinated or pari passu in right of payment to the rights of Holders of the Series J senior notes if the Indebtedness to be refinanced was pari passu in right of payment to the rights of

Holders of the Series J senior notes; and (z) be unsecured if the Indebtedness to be refinanced was unsecured. For the avoidance of doubt, the issuance of a notice of redemption or other prepayment notice after the closing of such Refinancing Indebtedness (with payment made pursuant to terms set forth in such notice) would be deemed to be substantially concurrently for the purposes of this definition.

“S&P” means Standard & Poor’s Financial Services LLC, a division of S&P Global, Inc., and its successors.

“Secured Indebtedness” means any Indebtedness, including, without limitation, Acquired Indebtedness, secured by any Lien on any of our property or assets or any of the property or assets of our Subsidiaries, whether owned on the Series Issue Date or thereafter acquired.

“Series Issue Date” means                , 2021.

“Subsidiary” means, with respect to any person, at any date, any corporation, limited liability company, partnership, association or other entity (but excluding an individual), the accounts of which would be consolidated with those of such person in such person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as in effect from time to time.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Total Assets” means, the sum of, without duplication, Undepreciated Real Estate Assets and all other assets, excluding intangibles, of ours and our Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

“Total Unencumbered Assets” means, the sum of, without duplication, those Undepreciated Real Estate Assets which are not subject to a Lien securing Indebtedness and all other assets, excluding intangibles, of ours and our Subsidiaries not subject to a Lien securing Indebtedness, all determined on a consolidated basis in accordance with GAAP; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of the covenant set forth above in “—Certain Covenants—Limitation on Incurrence of Indebtedness—Maintenance of Total Unencumbered Assets,” all investments by us and our Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.

“Treasury Yield” means the yield to maturity at the time of computation by the Company of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 which has become publicly available at least three Business Days prior to the date the notice of redemption is given (or, if such Statistical Release is no longer published, any publicly available source of similar data)) most nearly equal to the then remaining average life of the Series J senior notes, provided that if the average life of the Series J senior notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life of the Series J senior notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost plus capital improvements) of our real estate assets and the real estate assets of our Subsidiaries on such date, before depreciation and amortization and impairments, all determined on a consolidated basis in accordance with GAAP.

“Unsecured Debt” means, Indebtedness of ours or any of our Subsidiaries which is not secured by a Lien on any property or assets of ours or any of our Subsidiaries.

Book-Entry; Delivery; Form and Transfer

The Series J senior notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations, called the “direct participants,” and to facilitate the clearance and settlement of transactions in those securities between direct participants through electronic book-entry changes in accounts of participants. The direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities that clear through or maintain a direct or indirect custodial relationship with a direct participant, called the “indirect participants.” DTC may hold securities beneficially owned by other persons only through the direct participants or indirect participants and such other person’s ownership interest and transfer of ownership interest will be recorded only on the records of the direct participant and/or indirect participant and not on the records maintained by DTC.

DTC has also advised us that, pursuant to DTC’s procedures, (1) upon issuance of the Global Notes, DTC will credit the accounts of the direct participants with portions of the principal amount of the Global Notes, and (2) DTC will maintain records of the ownership interests of such direct participants in the Global Notes and the transfer of ownership interests by and between direct participants, DTC will not maintain records of the ownership interests of, or the transfer of ownership interest by and between, indirect participants or other owners of beneficial interests in the Global Notes. Direct participants and indirect participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the Global Notes.

Clearstream. Clearstream Banking, société anonyme (“Clearstream”) is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear . Euroclear Bank S.A./N.V. (“Euroclear”) was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the Series J senior notes sold outside of the United States and cross-market transfers of the Series J senior notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time. Neither we, nor the Trustee nor any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When Series J senior notes are to be transferred from the account of a DTC participant to the account of a Clearstream Participant or a Euroclear Participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive Series J senior notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the Series J senior notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream Participants or Euroclear Participants. The sale proceeds will be available to DTC seller on the settlement date. As a result, to a DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream Participant or Euroclear Participant wishes to transfer Series J senior notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these Series J senior notes against payment for them. The payment will then be reflected in the account of the Clearstream Participant or Euroclear Participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream Participant’s or Euroclear Participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

Except as described below, owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of Series J senior notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the Series J senior notes are registered (including Series J senior notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, liquidated damages, if any, and interest on global notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither of us or the Trustee nor any agent of ours or the Trustee has or will have any responsibility or liability for (1) any aspect of DTC’s records or any direct participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any direct participant’s or indirect participant’s records relating to the beneficial ownership interests in any Global Note or (2) any other matter relating to the actions and practices of DTC or any of its direct participants or indirect participants. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

DTC has advised us that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Series J senior notes is to credit the accounts of the relevant direct participants with such payment on the payment date in amounts proportionate to such direct participant’s respective ownership interests in the Global Notes as shown on DTC’s records. Payments by direct participants and indirect participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or us. Neither of us or the Trustee will be liable for any delay by DTC or its direct participants or indirect participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

The Global Notes will trade in DTC’s “Same-Day Funds Settlement System” and, therefore, transfers between direct participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in immediately available funds. Transfers between indirect participants who hold an interest through a direct participant will be effected in accordance with the procedures of such direct participant but generally will settle in immediately available funds.

DTC has advised that it will take any action permitted to be taken by a holder of Series J senior notes only at the direction of one or more direct participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Series J senior notes as to which such direct participant or direct participants has or have given direction. However, if there is an Event of Default under the Series J senior notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its direct participants) for legended Series J senior notes in certificated form, and to distribute such certificated forms of Series J senior notes to its direct participants. See “—Transfers of Interests in Global Notes for Certificated Notes.”

The information in this section concerning DTC and its book-entry system and Euroclear and Clearstream has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Transfers of Interests in Global Notes for Certificated Notes

An entire Global Note may be exchanged for definitive notes in registered, certificated form without interest coupons if (1) DTC (x) notifies us that it is unwilling or unable to continue as Depositary for the Global Notes and we thereupon fail to appoint a successor Depositary within 90 days or (y) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we thereupon fail to appoint a successor Depositary, (2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of certificated notes or (3) upon the request of the Trustee or holders of a majority of the outstanding principal amount of Series J senior notes, if there shall have occurred and be continuing a Default or an Event of Default with respect to the Series J senior notes. In any such case, we will notify the Trustee in writing that, upon surrender by the direct participants and indirect participants of their interest in such Global Note, certificated notes will be issued to each person that such direct participants and indirect participants and DTC identify as being the beneficial owner of the related Series J senior notes.

Beneficial interests in Global Notes held by any direct participant or indirect participant may be exchanged for certificated notes upon request to DTC, by such direct participant (for itself or on behalf of an indirect participant), and to the Trustee in accordance with customary DTC procedures, certificated notes delivered in exchange for any beneficial interest in any Global Notes will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such direct participants or indirect participants (in accordance with DTC’s customary procedures).

Neither of us nor the Trustee will be liable for any delay by the holder of any Global Notes or DTC in identifying the beneficial owners of Series J senior notes, and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

Same Day Settlement and Payment

The Indenture requires that payments in respect of the Series J senior notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to certificated notes, we will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The Series J senior notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Series J senior notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in the certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear Participant or Clearstream Participant purchasing an interest in a Global Note from a direct participant will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear Participant or Clearstream Participant to a direct participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the Series J senior notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Series J senior notes. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a holder in light of such holder’s particular circumstances, including the impact of the unearned income Medicare contribution tax. In addition, it does not address considerations relevant to holders subject to special rules, such as banks, financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, partnerships or other pass-through entities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations, persons subject to special tax accounting rules as a result of any item of gross income with respect to the Series J senior notes being taken into account in an applicable financial statement, holders who hold Series D senior notes that are being redeemed with the proceeds of this offering of Series J senior notes, and persons holding the Series J senior notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons purchasing the Series J senior notes for cash at original issue and at their issue price (the first price at which a substantial amount of the Series J senior notes is sold for cash (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)). Moreover, the effect of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

As used herein, “U.S. Holder” means a beneficial owner of the Series J senior notes who or that is or is treated for U.S. federal income tax purposes as:

•

an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if (i) a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or (ii) the trust was in existence on August 20, 1996 and it has elected to continue to be treated as a U.S. person.

No rulings from the IRS have been or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax considerations of the purchase, ownership or disposition of the Series J senior notes or that any such position would not be sustained. If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Series J senior notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Such a partner should consult its tax advisor as to the tax considerations of the partnership’s purchase, ownership and disposition of the Series J senior notes.

This discussion is for information purposes only and is not intended as tax advice. Prospective investors should consult their tax advisors with regard to the application of the tax considerations discussed below to their particular situations as well as to the application of any federal, state, local, foreign or other tax laws, including gift and estate tax laws or any tax treaties.

Additional Payments

In certain circumstances, we may be obligated to pay amounts in excess of the stated principal and interest on the Series J senior notes, including as described under “Description of Series J Senior Notes—Optional Redemption” and “Description of Series J Senior Notes—Interest Rate Adjustment of the Series J Senior Notes Based on Certain Rating Events.” We intend to take the position that these contingencies will not cause the Series J senior notes to be treated as contingent payment debt instruments under the applicable Treasury Regulations. Assuming this position is respected by the IRS, a holder of the Series J senior notes will be required to include in income the amounts of any such additional payments at the time such payments are received or accrued, in accordance with such holder’s method of accounting for U.S. federal income tax purposes. Our position is binding on a holder of the Series J senior notes, unless it discloses in the proper manner to the IRS that it is taking a different position. If the IRS successfully challenged our position, and the Series J senior notes were treated as contingent payment debt instruments, a holder of the Series J senior notes would be required to accrue interest income at a rate higher than the yield to maturity of the Series J senior notes (based on stated interest), regardless of the holder’s method of accounting, and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, redemption, retirement or other taxable disposition of a Series J senior note. This discussion assumes that the Series J senior notes will not be considered contingent payment debt instruments. Holders of the Series J senior notes are urged to consult their tax advisors regarding the potential application to the Series J senior notes of the contingent payment debt instrument rules and the consequences thereof.

U.S. Holders

Interest Income

Payments of stated interest on the Series J senior notes generally will be taxable to a U.S. Holder as ordinary income at the time that such interest payments are received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Series J Senior Notes

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a Series J senior note equal to the difference between the amount realized upon the disposition (less the amount allocable to any accrued and unpaid interest, which will be taxed as interest income to the extent not previously included in income by the U.S. Holder) and the U.S. Holder’s adjusted tax basis in the Series J senior note. A U.S. Holder’s adjusted tax basis in a Series J senior note generally will be the U.S. Holder’s cost therefor, reduced by any principal payments previously received with respect to the Series J senior note. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the Series J senior note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

A U.S. Holder may be subject to information reporting and a backup withholding tax with respect to interest income on the Series J senior notes and the proceeds received upon the sale or other disposition of such Series J senior notes. Certain U.S. Holders generally are not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and it:

•	fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS, generally on a U.S. federal income tax return.

Non-U.S. Holders

A non-U.S. Holder is a beneficial owner of the Series J senior notes who is not a U.S. Holder and is not a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Interest Income

Subject to the discussions below on backup withholding and FATCA (as defined herein), payments of interest made to a non-U.S. Holder will not be subject to a U.S. federal withholding tax of 30% (or, if applicable, a lower income tax treaty rate) provided that such payments are not effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business and:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of our capital or profits;

•

such holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received its Series J senior notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

(1) the non-U.S. Holder certifies in a statement provided to us or our paying agent under penalties of perjury that it is not a “United States person” within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Series J senior notes on behalf of the non-U.S. Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides us or our paying agent with a copy of such statement, or (3) the non-U.S. Holder holds its Series J senior notes directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a non-U.S. Holder may be entitled to a reduction in or an exemption from withholding tax on interest income under an income tax treaty between the United States and the non-U.S. Holder’s country of residence. To claim such a reduction or exemption, a non-U.S. Holder generally must provide us or our paying agent with a properly executed IRS Form W-8BEN or W-8BEN-E and claim this reduction or exemption on the form. In some cases, a non-U.S. Holder instead may be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary already may have some or all of the necessary evidence in its files. A non-U.S. Holder generally also will be exempt from withholding tax on interest income if such interest income is effectively connected with such holder’s conduct of a U.S. trade or business (as described below) and the holder provides us or our paying agent with a properly executed IRS Form W-8ECI.

The certification requirements described above may require a non-U.S. Holder that claims the benefit of an income tax treaty also to provide its U.S. TIN. The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders of the Series J senior notes that do not timely provide the applicable withholding agent with the required certification, but that qualify for a lower income tax treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. persons.

Sale or Other Taxable Disposition of the Series J Senior Notes

Subject to the discussions below on backup withholding and FATCA, a non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a Series J senior note that is not effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business. However, an individual non-U.S. Holder who was present in the United States for 183 days or more in the taxable year of the disposition and meets certain other conditions will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower income tax treaty rate) on, and will be required to file a U.S. federal income tax return with respect to, any capital gain generated by the disposition. Such capital gain may be offset by certain U.S. source capital losses of the non-U.S. Holder (even though the individual is not considered a resident of the United States) provided the non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such capital losses. Prospective investors should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

U.S. Trade or Business

If interest income or capital gain from a disposition of the Series J senior notes is effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business and, if an income tax treaty applies, the non-U.S. Holder maintains a U.S. “permanent establishment” to which the interest income or capital gain is attributable, the non-U.S. Holder generally will be subject to U.S. federal income tax on the interest income or capital gain on a net basis in the same manner as if it were a U.S. Holder. If interest received with respect to the Series J senior notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided on IRS Form W-8ECI). A foreign corporation that is a holder of a Series J senior note also may be subject to a branch profits tax at a rate of 30% on its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower income tax treaty rate. For this purpose, interest income on a Series J senior note or capital gain recognized on the disposition of a Series J senior note will be included in earnings and profits if the interest income or capital gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States. Prospective investors should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

Backup withholding generally will not apply to payments of interest made by us or our paying agent to a non-U.S. Holder of a Series J senior note if the holder meets the identification and certification requirements discussed above under “Non-U.S. Holders—Interest” for reduction of or exemption from U.S. federal withholding tax or otherwise establishes an exemption. However, information reporting on IRS Form 1042-S still may apply with respect to interest payments. Payments of the proceeds from a disposition by a non-U.S. Holder of a Series J senior note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker has certain connections to the United States.

Payment of the proceeds from a disposition by a non-U.S. Holder of a Series J senior note made to or through the U.S. office of a broker generally is subject to information reporting and backup withholding unless the non-U.S. Holder or beneficial owner establishes an exemption from information reporting and backup withholding.

Copies of information returns that are filed with the IRS also may be available under the provisions of an applicable income tax treaty or agreement with the tax authorities of the country in which the non-U.S. Holder of a Series J senior note resides or is established.

Non-U.S. Holders should consult their tax advisors regarding application of withholding, information reporting and backup withholding in their particular circumstance and the availability of any procedure for obtaining an exemption from withholding, information reporting and backup withholding under current Treasury Regulations. In this regard, the current Treasury Regulations provide that a certification may not be relied on if the payor knows or has reasons to know that the certification may be false. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS, generally on a U.S. federal income tax return.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, a Series J senior note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertakes to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and IRS guidance, withholding under FATCA generally will apply to payments of interest on a Series J senior note. While withholding under FATCA also would have applied to payments of gross proceeds from the sale or other disposition of a Series J senior note on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of a withholding tax under FATCA to their investment in the Series J senior notes.

UNDERWRITING

BofA Securities, Inc. and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Series J senior notes set forth opposite its name below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement.

Underwriter	Principal Amount of Notes
BofA Securities, Inc.
Wells Fargo Securities, LLC
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Series J senior notes sold under the underwriting agreement if any of these Series J senior notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. The offering of the Series J senior notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Series J senior notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Series J senior notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The representatives have advised us that the underwriters propose initially to offer the Series J senior notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the Series J senior notes to certain dealers at a price that represents a concession not in excess of                % of the principal amount of the Series J senior notes. After the initial offering, the public offering price or any other term of the offering may be changed.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering.

Underwriters	Paid by Host L.P.
Per Series J senior note		%
Total	$

The expenses of the offering, not including the underwriting discount, are estimated at $1,400,000 and are payable by us.

New Issue of Notes

The Series J senior notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Series J senior notes on any securities exchange or for inclusion of the Series J senior notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Series J senior notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Series J senior notes or that an active public market for the Series J senior notes will develop. If an active public trading market for the Series J senior notes does not develop, the market price and liquidity of the Series J senior notes may be adversely affected. If the Series J senior notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the Series J senior notes will be made to investors on or about November                , 2021, which will be the                  business day following the date of this prospectus supplement (such settlement being referred to as “T+                ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Series J senior notes on any date that is more than two business days prior to the date of delivery of the Series J senior notes will be required, by virtue of the fact that the Series J senior notes initially settle in T+                , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Series J senior notes who wish to trade the Series J senior notes on any date that is more than two business days prior to the date of delivery of the Series J senior notes should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not, from the date of this prospectus supplement through the settlement date, without first obtaining the prior written consent of the representatives, directly or indirectly, offer, sell, contract to sell or otherwise transfer or dispose of any debt securities or any warrants, rights or options to purchase or otherwise acquire debt securities substantially similar to the Series J senior notes, except for the Series J senior notes sold to the underwriters pursuant to the underwriting agreement and commercial paper issued in the ordinary course of business.

Short Positions

In connection with the offering, the underwriters may purchase and sell the Series J senior notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Series J senior notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Series J senior notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series J senior notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Series J senior notes or preventing or slowing a decline in the market price of the Series J senior notes. As a result, the price of the Series J senior notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series J senior notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions and have in the past and may in the future engage in various activities, which may include securities trading, investment banking, commercial banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities or other transactions of a financial nature with us or our affiliates, including the provision of advisory services and the making of loans to us and our affiliates, for which they would receive customary fees. In particular, Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities, LLC, is a co-syndication agent and a lender, Bank of America, N.A., an affiliate of BofA Securities, Inc., is the administrative agent and a lender, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is a co-syndication agent and a lender, and Goldman Sachs Bank USA, an affiliate of Goldman, Sachs & Co., is a documentation agent and a lender under our Credit Facility. Deutsche Bank AG New York Branch, an affiliate of Deutsche Bank Securities Inc., is a documentation agent and a lender under our Credit Facility (as amended to the date of this prospectus supplement).

As described above under “Use of Proceeds,” we intend to use net proceeds from this offering, together with cash on hand, to redeem all of the outstanding $400 million aggregate principal amount of our Series D senior notes.. Certain of the underwriters or their affiliates may hold our Series D senior notes and, as a result of the redemption thereof as set forth under the heading “Use of Proceeds” in this prospectus supplement, may receive a portion of the net proceeds from this offering.

In addition, some of the underwriters or their affiliates that have a lending relationship with us routinely hedge, are likely to hedge, or may, in the future, hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Series J senior notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Series J senior notes offered hereby.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve our securities and/or other of our financial instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

The Series J senior notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”) . Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Series J senior notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Series J senior notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Series J senior notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

The above selling restriction is in addition to any other selling restrictions set forth below.

Notice to Prospective Investors in the United Kingdom

The Series J senior notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the UK by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the UK by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law in the UK by virtue of the EUWA (as amended, the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the UK by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Series J senior notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Series J senior notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Series J senior notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the UK Prospectus Regulation.

In the UK, this document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the UK, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on in the UK by persons who are not relevant persons. In the UK, any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

None of this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offering, the Company or the Series J senior notes is intended to constitute an offer or solicitation to purchase or invest in the Series J senior notes. The Series J senior notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”)

and no application has or will be made to admit the Series J senior notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offering, the Company or the Series J senior notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offering, the Company or the Series J senior notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Series J senior notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Series J senior notes offered should conduct their own due diligence on the Series J senior notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The Series J senior notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32 of the Laws of Hong Kong) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap.571 of the Laws of Hong Kong), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571 of the Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32 of the Laws of Hong Kong), and no advertisement, invitation or document relating to the Series J senior notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Series J senior notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) by the Monetary Authority of Singapore, and the offer of the Series J senior notes in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Series J senior notes may not be circulated or distributed, nor may the Series J senior notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined under Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with, the conditions of, any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the Series J senior notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(a)

a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b)	a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

the securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust, shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the series J senior notes except:

(1)

to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of Series J senior notes, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA) that the Series J senior notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

Latham & Watkins LLP, Washington, District of Columbia will issue an opinion with respect to the validity of the Series J senior notes offered by this prospectus supplement and the accompanying prospectus for us. Certain legal matters relating to this offering will be passed on for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The (i) consolidated financial statements of Host Hotels & Resorts, Inc. as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, the schedule of Real Estate and Accumulated Depreciation as of December 31, 2020, and management’s assessment of the effectiveness of Host Hotels & Resorts, Inc.’s internal control over financial reporting as of December 31, 2020, and (ii) consolidated financial statements of Host Hotels & Resorts, L.P. as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and the schedule of Real Estate and Accumulated Depreciation as of December 31, 2020, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports covering the December 31, 2020 financial statements of Host Hotels & Resorts, Inc. and Host Hotels & Resorts L.P. refer to a change to the method of accounting for leases as of January 1, 2019, due to the adoption of Financial Accounting Standards Board’s Accounting Standard Codification (ASC) Topic 842, Leases.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC prior to the termination of this offering will automatically update and supersede that information. Any statement contained in this prospectus supplement or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or a subsequently filed document incorporated by reference modifies or replaces that statement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC. We incorporate by reference the documents listed below and any filings made by us with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering (in each case, other than information in such documents that is deemed not to be filed):

•

the Combined Annual Report of Host Inc. and Host L.P. on Form 10-K for the fiscal year ended December 31, 2020 filed on February 25, 2021 (including information specifically to be incorporated by reference therein from Host Inc.’s Proxy Statement for its 2021 Annual Meeting);

•

the Combined Quarterly Reports of Host Inc. and Host L.P. on Form 10-Q for the quarters ended March  31, 2021, June  30, 2021 and September 30, 2021 filed on May 5, 2021, August 5, 2021 and November 5, 2021, respectively; and

•	the Combined Current Reports of Host Inc. and Host L.P. on Form 8-K filed on February 5, 2021, February 10, 2021, June 8, 2021 and June 21, 2021 (to the extent filed and not furnished).

The accompanying prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. Neither this prospectus supplement nor the accompanying prospectus contains all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s Public Reference Room or on our website at http://www.hosthotels.com. Information found on, or otherwise accessible through, our website is not incorporated into and should not be deemed a part of this prospectus supplement, the accompanying prospectus or any other report or filing filed with the SEC. Our statements in this prospectus supplement concerning the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

HOST HOTELS & RESORTS, INC.

4747 BETHESDA AVE, SUITE 1300

BETHESDA, MARYLAND, 20814

ATTN: SECRETARY

TELEPHONE: (240) 744-1000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement or the accompanying prospectus.

PROSPECTUS

Host Hotels & Resorts, L.P.

$2,000,000,000

Debt Securities

We may offer and sell up to $2,000,000,000 in the aggregate of the securities identified above from time to time in one or more offerings. We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 23, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “Commission” or “SEC”), using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings up to a total dollar amount of $2,000,000,000 as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

Unless otherwise specified or the context otherwise requires, references to “Host Inc.” mean Host Hotels & Resorts, Inc. and references to “Host L.P.” mean Host Hotels & Resorts, L.P. and its consolidated subsidiaries in cases where it is important to distinguish between Host Inc. and Host L.P. We use the terms “we,” “our” or “the company” to refer to Host Inc. and Host L.P. together, unless the context indicates otherwise. Host Inc. and Host L.P. file combined periodic reports with the SEC, certain of which are incorporated by reference herein. When we refer to “you,” we mean the potential holders of the applicable series of securities.

This prospectus and the documents incorporated by reference herein contain registered trademarks, service marks and brand names that are the exclusive property of their respective owners, which are companies other than us, including Andaz®, Fairmont®, Grand Hyatt®, JW Marriott®, Ritz-Carlton®, St. Regis®, The Luxury Collection®, W®, Embassy Suites®, Hilton®, Hyatt®, Marriott®, Marriott Marquis®, Autograph Collection®, Curio – A Collection by Hilton®, Marriott Suites®, Sheraton®, Swissôtel® and Westin®. None of the owners of these trademarks, service marks or brand names, their affiliates or any of their respective officers, directors, agents or employees, is an issuer or underwriter of the debt securities being offered hereby. In addition, none of such persons has or will have any responsibility or liability for any information contained in this prospectus or the documents incorporated by reference herein.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports and other information with the SEC. The SEC maintains a website that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is http://www.hosthotels.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	The Combined Annual Report of Host Inc. and Host L.P. on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 25, 2021.

•

The information specifically incorporated by reference into the Combined Annual Report of Host Inc. and Host L.P. on Form 10-K from the Definitive Proxy Statement of Host Inc. on Schedule 14A, filed with the SEC on April 7, 2021.

•	Our Current Reports on Form 8-K filed with the SEC on February 5, 2021 and February 10, 2021.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

HOST HOTELS & RESORTS, INC.

4747 BETHESDA AVE, SUITE 1300

BETHESDA, MARYLAND, 20814

ATTN: SECRETARY

TELEPHONE: (240) 744-1000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

Host Hotels & Resorts, L.P. (“Host L.P.”) is a Delaware limited partnership operating through an umbrella partnership structure with Host Hotels & Resorts, Inc., a Maryland corporation (“Host Inc.”), as its sole general partner. Host Inc. operates as a self-managed and self-administered real estate investment trust (“REIT”). In addition to being the sole general partner, Host Inc. holds approximately 99% of the partnership interests in Host L.P. as of March 31, 2021.

Host Inc. is the largest lodging REIT and one of the largest owners of luxury and upper upscale hotels and conducts its operations through Host L.P. Host Inc. has the exclusive and complete responsibility for Host L.P.’s day-to-day management and control. As of March 31, 2021, our consolidated lodging portfolio consists of 81 primarily luxury and upper-upscale hotels containing approximately 46,800 rooms, with the majority located in the United States, and with five of the hotels located outside of the U.S. in Brazil and Canada. In addition, we own non-controlling interests in five domestic and one international joint venture that own hotels and in a timeshare joint venture in Hawaii.

The address of our principal executive office is 4747 Bethesda Ave, Suite 1300, Bethesda, Maryland 20814. Our phone number is (240) 744-1000. Our Internet website address is www.hosthotels.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or the accompanying prospectus supplement.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. For more information, see the section entitled “Where You Can Find More Information” in this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of such series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The debt securities offered under this prospectus may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued pursuant to an indenture dated as of May 15, 2015 between us and The Bank of New York Mellon, as trustee as amended or supplemented from time to time. We have summarized select portions of the indenture below. The summary is not complete. The indenture has been previously filed and is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “Host L.P.,” “we,” “our” or “us” refer to Host Hotels & Resorts, L.P. and its successors, but excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any free writing prospectus, pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities of the series is payable;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, if any, the date or dates from which interest will accrue, if any, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•

the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•

any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which debt securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

the dates, if any, on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $2,000 and any integral multiple on $1,000 in excess thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•

the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•

if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

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the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange if the debt securities of such series are redeemed;

•

any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the debt securities, including with respect to covenants and events of default; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company (the “Depositary”), or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System

Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, except as described below with respect to the consolidation, merger and sale of our assets, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into another person, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets, in one or more related transactions, to any person (in each case, a “successor person”) unless:

•

we are the surviving limited partnership or the successor person (if other than Host L.P.) is an entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture by a supplemental indenture executed and delivered to the trustee; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Reports

The indenture provides that whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall deliver to the Trustee and to each holder, within 15 days after we are or would have been required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission if we were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by our certified independent public accountants, as such would be required in such reports to the Commission, and, in each case, together with a management’s discussion and analysis of financial condition and results of operations which would be so required. Whether or not required by the rules and regulations of the Commission, we will file a copy of all such information and reports with the Commission for public availability and will make such information available to securities analysts and prospective investors upon request. (Section 4.2)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any debt security of that series at its maturity;

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default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee, or Host L.P. and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Host L.P.;

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration and its consequences if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall deliver to each holder of the debt securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

•	to conform the text to the description of debt securities or description of notes sections of any prospectus or prospectus supplement with respect to the debt securities of any series. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any amendment or waiver without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of, or premium on, or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default or event of default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities, to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series not yet cured; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

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depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on, and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

No Personal Liability of Partners, Directors, Officers, Employees or Stockholders

No recourse for the payment of the principal of, premium, if any, or interest on the debt securities or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of Host L.P. or any subsidiary that becomes a guarantor of the debt securities, if applicable, in the indenture, or in the debt securities or because of the creation of any debt represented thereby, shall be had against any incorporator, partner, stockholder, officer, director, employee or controlling person of Host L.P. or any subsidiary that becomes a guarantor of the debt securities, if applicable, or of any successor person thereof, except as an obligor or guarantor of the debt securities pursuant to the indenture. Each holder, by accepting the debt securities, waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such waiver is against public policy.

U.S. GAAP for Covenant Calculations

Unless amended by prospectus supplement, “GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time. Notwithstanding the foregoing, for purposes of determining compliance with any financial covenant or covenant contained herein or in any board resolution, a supplemental indenture or an officer’s certificate for any series of debt securities requiring calculations that are determined with reference to GAAP, such compliance shall be determined in accordance with GAAP as in effect on the date of the indenture; provided, however, (1) all computations made under the indenture (whether or not such computations specifically reference GAAP) relating to the notional amount of indebtedness or interest expense associated with such indebtedness shall be made without giving effect to any generally accepted accounting principles requiring that such indebtedness be marked to market, and the effects of the Accounting Standards Codification of the Financial Accounting Standards Board (“FASB ASC”) 825 and FASB ASC 470-20 on financial liabilities will be disregarded, (2) any generally accepted accounting principles requiring (x) any fair value adjustment that would cause any indebtedness or contracts to be marked to market, including capitalized liabilities based on the fair value of contracts, (y) the recording of convertible debt at fair value and (z) acquisition costs that were capitalized prior to the adoption of FASB ASC 805 to be expensed as incurred shall, in each case, be disregarded and (3) the determination of a Subsidiary with respect to any person shall be based in accordance with GAAP as in effect from time to time. As a result, the value of amounts used in the calculation of our covenants such as interest expense, the recorded value of debt acquired or assumed, and total assets will be different from amounts presented in our financial statements.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York. (Section 10.10)

Waiver of Jury Trial

The indenture provides that we, the trustee, the paying agent and the registrar irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated thereby. (Section 10.18)

Jurisdiction

The indenture provides that we, the trustee, the paying agent and the registrar irrevocably submit to the exclusive general jurisdiction of any New York state court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to the indenture and the debt securities, and irrevocably accept the jurisdiction of the aforesaid courts. The indenture will further provide that we, the trustee, the paying agent and the registrar irrevocably waive, to the fullest extent permitted by applicable law, any objection to the laying of the venue of any suit, action or proceeding brought in the courts specified above and irrevocably waive and agree not to plead or claim any such suit, action or proceeding has been brought in an inconvenient forum. (Section 10.19)

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities (collectively, the “global securities”). The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (“DTC”), and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

Euroclear and Clearstream

If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Any securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Host Hotels & Resorts, L.P. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Host Hotels & Resorts, L.P. as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and the schedule of Real Estate and Accumulated Depreciation as of December 31, 2020, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$

Host Hotels & Resorts, L.P.

% Series J Senior Notes due 2031

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Securities

Wells Fargo Securities

Deutsche Bank Securities

Goldman Sachs & Co. LLC

J.P. Morgan

                , 2021